PROFESSIONAL DENTAL TECHNOLOGIES, INC.
                               633 LAWRENCE STREET
                           BATESVILLE, ARKANSAS 72501
                                 (800) 228-5595




                          -----------------------------







Dear Stockholder:

      You are cordially invited to attend a Special Meeting of Stockholders of Professional Dental Technologies, Inc., to be held at the Company's facility at 70 Batesville Boulevard, Batesville, Arkansas, at 10:00 a.m. on
________________.

      The attached Notice of Special Meeting and Proxy Statement describe the business to be transacted and the proposal to be considered at the meeting. We urge you to read carefully the description of the proposal and to vote for its adoption.

      Please mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the Special Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

      Thank  you  for  your   support  and  interest  in   Professional   Dental
Technologies, Inc., and we look forward to seeing you on ________________.

Sincerely,



Robert E. Christian
Secretary

                     PROFESSIONAL DENTAL TECHNOLOGIES, INC.
                               633 LAWRENCE STREET
                           BATESVILLE, ARKANSAS 72501
                                 (800) 228-5595





                            NOTICE OF SPECIAL MEETING
                      TO BE HELD ON ______________________




      NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Professional Dental Technologies, Inc. (the "Company") will be held at the Company's facility at 70 Batesville Boulevard, Batesville, Arkansas, on __________________, at 10:00 a.m., for the following purposes:


     (1) To vote upon a proposed amendment to the Certificate of Incorporation of the Company which would authorize the reduction of the number of authorized shares of Common Stock from 30,000,000 to 3,000 and the increase of the par value per share of Common Stock to $100.00 from $.01 by affecting a reverse split of the Company's Common Stock, par value $.01 per share (the
               "Common Stock"), in the ratio of 10,000 shares to 1 share (Proposal 1); and

     (2) To transact any other business that may properly come before the meeting.

      Only stockholders of record at the close of business on ___________, 1999, will be entitled to notice of and to vote at the meeting and any adjournment thereof. Under the Nevada Revised Statutes, Title 7, Chapter 92A, Sections 300 to 500, inclusive, stockholders may assert dissenter's rights; said code sections are included as part of the attached information for your review.

      PLEASE FILL IN, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE. NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN, YOUR VOTE IS IMPORTANT. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY SUPERSEDE YOUR EXECUTED PROXY BY INDICATING TO THE SECRETARY YOUR DESIRE TO VOTE IN PERSON.

                              By Order of the Board of Directors



                        ROBERT E. CHRISTIAN
                        Secretary


Batesville, Arkansas
----------------

      IF YOU HAVE ANY QUESTIONS, PLEASE CALL THE COMPANY AT (800) 228-5595

                     PROFESSIONAL DENTAL TECHNOLOGIES, INC.
                               633 LAWRENCE STREET
                           BATESVILLE, ARKANSAS 72501
                                 (800) 228-5595



                                 PROXY STATEMENT



THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

      The solicitation of the enclosed proxy is made on behalf of the Board of Directors of Professional Dental Technologies, Inc. (the "Company"), to be used at the Special Meeting of the Company's stockholders to be held on ______________, at the Company's facility at 70 Batesville Boulevard, Batesville, Arkansas, and at any adjournment thereof.

      This proxy statement and an accompanying proxy card are being mailed to stockholders on or about _________.

      This proxy statement solicits stockholder approval of a proposal that would authorize an amendment to the Company's Certificate of Incorporation reducing the number of authorized shares of Common Stock from 30,000,000 to 3,000, and increasing the par value per share of Common Stock to $100.00 from $.01 by effecting a reverse split of the Company's Common Stock. The Board proposes a reverse split of the Common Stock in the ratio of 10,000 shares of "Old Common Stock" to 1 share of "New Common Stock"; that is, each 10,000 shares of Old Common Stock would be converted to one share of New Common Stock. As used in this Proxy Statement, the term "Old Common Stock" refers to pre-split Common Stock and "New Common Stock" refers to post-split Common Stock. Any fractional shares of Common Stock resulting from the reverse stock split will be purchased from the holders thereof at the rate of $6,500 per whole share of New Common Stock.

      The purpose of the reverse stock split and purchase of the resulting fractional shares is to reduce the number of stockholders of record to fewer than 300, thereby alleviating the Company's obligation to file reports under
Section 15(d) of the Securities and Exchange Act of 1934, making the Company a private company. As a private company, the Company will no longer be able to sell shares of Common Stock which are freely tradable, thereby limiting its future access to equity capital.

      As a result of the reverse stock split:

o The Company will not be required to file periodic reports under the federal securities laws;

o The Company will not have to provide stockholders with information now available in the annual, quarterly and other reports required to be filed by the Company with the Securities Exchange Commission;

o     The Company's  stock will be de-listed from the American  Stock  Exchange;
      and

o     Insider trading restrictions will no longer apply.

      The effect of the reverse stock split on unaffiliated stockholders will be as follows:

o Unaffiliated stockholders will not be entitled to inspect the books of account and all financial records of the Company, to make extracts therefrom, and to conduct an audit of such records in accordance with the Nevada Revised Statutes Annotated, Section 78.257;

o Stockholders will no longer receive annual or quarterly reports from the Company;

o Stockholders who retain whole shares of the Company will own shares for which there is no liquid market; and

o Stockholders who will have all or a part of their holding liquidated as a result of this transaction will receive a price per share of Old Common Stock of $0.65. This compares to the current market price of the shares, which is $0.5625 per share as of the date of this filing. This transaction will involve no commissions or other transaction fees, as there would be if a stockholder sold shares on the open market.

      Under applicable Nevada law, this transaction does not require the approval of a majority of the unaffiliated stockholders. The transaction requires approval of a majority of all stock-holders, including both affiliated and unaffiliated stockholders.

      The expenses of solicitation of proxies in the enclosed form will be borne by the Company. Solicitations may be made by mail, and by telephone or telegraph by directors, officers and employees of the Company at nominal cost. Proxy materials will also be distributed through brokers, custodians and other nominees or fiduciaries to beneficial owners of stock. The Company expects to reimburse such parties for their charges and expenses in connection therewith.

      Each proxy that is properly executed and returned will be voted for or against or withheld from voting on any ballot that may be called for in accordance with the instructions contained in that proxy. IF NO INSTRUCTIONS ARE GIVEN, SUCH PROXY WILL BE VOTED FOR THE AMENDMENT TO THE CERTIFICATE OF
INCORPORATION. THE ACCOMPANYING PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO AMENDMENTS OR VARIATIONS TO THE MATTERS IDENTIFIED IN THE NOTICE CALLING THE MEETING OR OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, AND ACCORDINGLY, IN THE EVENT THERE ARE ANY SUCH AMENDMENTS OR VARIATIONS OR OTHER MATTERS BROUGHT BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF, ALL PROXIES WILL BE VOTED

IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES. Abstentions and broker non-votes will count for purposes of establishing a quorum but will not count as votes cast.

      Any  stockholder may revoke his proxy at any time prior to its exercise by
(i) attending the Special Meeting and voting in person, (ii) filing written notice of revocation with the Secretary of the Company prior to the Special Meeting, or (iii) duly executing and delivering a proxy bearing a later date to the Secretary of the Company prior to the exercise of the proxy. Written notices of revocation of a proxy should be addressed to: Professional Dental Technologies, Inc., 633 Lawrence Street, Batesville, Arkansas 72501.

      A quorum for the transaction of business at the Meeting consists of holders of a majority of the outstanding shares of the Company's Common Stock present in person or represented by proxy. In the event that less than a majority of the outstanding shares are present at the Meeting, either in person or by proxy, a majority of the shares so represented may vote to adjourn the Meeting without further notice. Matters properly brought before the Meeting or any adjournment thereof, must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy and entitled to vote at the Meeting or any adjournment thereof.

VOTING SECURITIES AND
PRINCIPAL HOLDERS THEREOF

      All voting rights are vested exclusively in the holders of the Common Stock of the Company. Each stockholder is entitled to one vote for each share of Common Stock owned on all matters brought to a vote of the stockholders. Stockholders of record as of the close of business on _____________, 1999, are the only stockholders who will be entitled to notice of and to vote at the meeting. The Company had 14,100,000 shares of Common Stock outstanding on ____________, 1999 the record date for this solicitation of proxies. The Company has no other class of equity securities outstanding.

      The following table sets forth as of May 31, 1999, the beneficial ownership of the Company's Common Stock, $0.01 par value, by all persons known by the Company to own, beneficially or of record, more than five percent of the Company's Common stock, by each director of the Company, by each of the officers named in the Executive Compensation Table and by all officers and directors as a group:

Amount and Nature of                                         Percent
Beneficial Ownership              Shares                    Of Class
--------------------              ------                    --------

William T. Evans                  5,078,178(1)                 36.0%
P. O. Box 4129
Batesville, AR  72503

-----------------------

(1) Includes 4,211,360 shares held by a trust principally for the benefit of Mr. Evans. Also includes 716,718 shares held in trust for the benefit of Mr. Evans' nephew for which he disclaims beneficial ownership. Mr. Nolan serves as trustee for these trusts.

J. Robert Lemon                   4,904,242(2)                 34.8%
P. O. Box 4129
Batesville, AR  72503


Robert E. Christian                 310,400(3)                  2.2%
P. O. Box 4129
Batesville, AR  72503


Timothy A. Nolan                   5,238,478(4)                37.2%
P. O. Box 4129
Batesville, AR  72503


J. Philip Boesel, Jr.                    ---                     ---
5246 Tie Road
Panora, IA  50216


Michael S. Black                         ---                     ---
421 Broad Street
Lake Geneva, WI  53147


Frank H. Newton, III                     ---                     ---
P. O Box 4129
Batesville, AR  72503


Directors and Officers as a       10,603,220(5)                75.2%
group (8) persons

------------------
(2) Includes 4,093,360 shares held by a trust principally for the benefit of Mr. Lemon. Also includes 670,782 shares held in trust for the benefit of nephews and nieces of Mr. Lemon for which he disclaims beneficial ownership.
(3) Mr. Christian serves as trustee for Mr. Nolan's trust, for which shares he disclaims beneficial ownership.
(4) Includes 310,400 shares held by a trust for the benefit of Mr. Nolan; Mr. Christian serves as trustee for this trust. Also includes 4,928,078 shares held as trustee for Mr. Evans' trusts, for which Mr. Nolan disclaims beneficial ownership.
(5) These shares are subject to a stockholders agreement. Pursuant to the stockholders agreement, these shares will be voted to approve the transaction. See MANAGEMENT AND ITS INTENTIONS, below.

PROPOSAL 1:  AMENDMENT TO THE CERTIFICATE OF INCORPORATION

      On April 6, 1999, the Board of Directors adopted a resolution authorizing the submission to the vote of the stockholders of the Company a proposed amendment to the Certificate of Incorporation of the Company (the "Proposal") under which the all outstanding shares of Common Stock will be subject to a reverse stock split at the ratio of 10,000 shares to 1 share; that is, each 10,000 shares of Common Stock before the reverse stock split will become one share of Common Stock after the reverse stock split. Any fractional shares of Common Stock resulting from the reverse stock split will be purchased from the holders thereof at the rate of $6,500 per share.

      In determining the price to be paid for fractional shares of Common Stock following the reverse stock split, the Board unanimously approved the recommendation of a special committee of directors, which was based upon the fairness opinion of the Economic and Financial Consulting Group, Inc.

      All stockholders should carefully read the entire Proxy Statement which accompanies this Proxy Statement for a more complete description of the Proposal, the reverse stock split, the purchase of fractional shares of Common Stock resulting from the reverse stock split and effects of such purchase. The Proxy Statement also contains a description of the fairness opinion of the Economic and Financial Consulting Group, Inc. and a copy of such opinion.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.


      The Proposal must be approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter. Holders of Common Stock are entitled to cast one vote for each share of Common Stock. The Board of Directors was advised by counsel that under the relevant provisions of the Nevada Revised Statutes Annotated, Title 7, Chapter 78, Section 207, the reverse stock split must be approved by a majority of all stockholders, including both affiliated and unaffiliated stockholders. In light of the foregoing, the Board did not consider requiring approval of the action by at least a majority of the unaffiliated stockholders.


      William T. Evans, J. Robert Lemon, and Timothy A. Nolan (the "Affiliated Stockholders"), each of whom is an officer or Director of the Company (or both) control in the aggregate sufficient votes to assure approval of the Proposal. The Affiliated Stockholders have stated that they intend to vote in favor of the Proposal authorizing the reverse stock split.

COMPLIANCE WITH SECTION 16 (A) OF THE SECURITIES ACT OF 1934

      Section 16(a) of the Securities Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC") and the American Stock Exchange (the "AMEX"), the exchange on which the Company's Common Stock is listed for trading. Executive officers, directors and greater than ten percent shareholders (collectively, the "Reporting Persons") are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on review of the copies of such forms furnished to the Company, and representations by the Reporting Persons, the Company believes that during the fiscal year ended October 31, 1998, and all fiscal periods through April 30, 1999, all Section 16(a) filing requirements applicable to the Reporting Persons were met.

STOCKHOLDER PROPOSALS

      Any proposal which a stockholder wishes to have presented at the Special Meeting of Stockholders of the Company and included in the Company's Proxy Statement and proxy to be used in connection with such meeting must be received at the main office of the Company, 633 Lawrence Street, Batesville, Arkansas 72501, within a reasonable time before the proxy is to be released. If such proposal is in compliance with all of the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, it will be included in the Proxy Statement and set forth on the form of proxy issued for the Special Meeting of Stockholders. It is urged that any such proposals be sent by certified mail, return receipt requested. No such proposals were received before the release date of this Proxy Statement.

OTHER MATTERS

      Management is not aware of any business to come before the Special Meeting other than those matters described above in this Proxy Statement. If other matters should properly come before the Special Meeting, however, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with judgment of the persons voting the proxies.

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROXY STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

      ENCLOSED WITH THIS PROXY STATEMENT ARE COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10KSB, WHICH INCLUDES THE INDEPENDENT AUDITORS' REPORT AND AUDITED FINANCIAL STATEMENTS FOR THE COMPANY'S FISCAL YEARS ENDED OCTOBER 31, 1997 AND 1998, AND THE QUARTERLY REPORT ON FORM 10QSB FOR THE COMPANY'S MOST RECENT FISCAL QUARTER, ENDED APRIL 30, 1999.

      THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

By Order of the Board of Directors,

Robert E. Christian
Secretary


-------------------------

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

SUMMARY

      The Board of Directors (the "Board") of Professional Dental Technologies, Inc. (the "Company"), recommends to the Company's stockholders approval of a proposal which would authorize an amendment to the Company's Certificate of Incorporation reducing the number of authorized shares of Common Stock from 30,000,000 to 3,000 and increasing the par value per share of Common Stock to $100.00 from $.01 by affecting a reverse split of the Company's Common Stock, par value $.01 per share. The Board proposes a reverse split of the Common Stock in the ratio of 10,000 shares of "Old Common Stock" to 1 share of "New Common Stock"; that is, each 10,000 shares of Old Common Stock would be converted to one share of New Common Stock. As used in this Proxy Statement, the term "Old Common Stock" refers to pre-split Common Stock and "New Common Stock" refers to post-split Common Stock. The par value of the New Common Stock would be adjusted to $100 per share.

      Any fractional shares of Common Stock resulting from the reverse stock split will be purchased from the holders thereof at the rate of $6,500 per whole share of New Common Stock.

      A special meeting of the stockholders of the Company has been called by the Board, _________________, at 10:00 a.m., for the purpose of considering and voting upon the proposed amendment. The meeting will be held at the Company's facility at 70 Batesville Boulevard, Batesville, Arkansas.

      In determining the price to be paid for fractional shares of Common Stock following the reverse stock split, the Board and the Affiliated Stockholders relied upon the recommendation of a special committee of directors as to the fairness of the purchase price, and the opinion of Economic and Financial Consulting Group, Inc. as to the fair value of the Common Stock. The opinion of Economic and Financial Consulting Group, Inc., which describes the methodology used in determining the fair value of the Common Stock, is discussed in greater detail below, and a copy of the opinion is attached hereto as Exhibit 3.

      The Company and the Affiliated Stockholders have prepared and filed with the Securities and Exchange Commission Schedule 13E-3 in connection with the proposed reverse stock split. Schedule 13E-3 details certain specific information about the Company and the proposed reverse stock split. A copy of
Schedule 13E-3 is available from the Secretary of the Company, 633 Lawrence Street, Batesville, Arkansas 72501, or may be obtained through the Securities and Exchange Commission's website at http://www.sec.gov.

      The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N. W., Washington, DC 20549. In addition, such reports, proxy statements and other information may be electronically accessed at the Commission's site on the World Wide Web located at http://www.sec.gov.

      All stockholders should carefully read the entire Proxy Statement for a more complete description of the Proposed Amendment, the reverse stock split, the purchase of fractional shares of Common Stock resulting for the reverse stock split, and the effects of such purchase.

                                 SPECIAL FACTORS

PURPOSE OF THE PROPOSED
REVERSE STOCK SPLIT


      The purpose of the reverse stock split and purchase of the resulting fractional shares is to reduce the number of stockholders of record to fewer than 300, thereby alleviating the Company's obligation to file reports under
Section 15(d) of the Securities and Exchange Act of 1934. The Board of Directors of the Company and the persons filing the 13E-3 Transaction Statement (Messrs. Evans, Lemon and Nolan, who are the "Affiliated Stockholders") believe that such action is in the best interests of the Company for the following reasons:

1. The market for the Company's Common Stock is relatively illiquid. Approximately 85% of its outstanding shares are restricted as to sale by a stockholders agreement that has been in force since 1989, which has prevented these shares from ever being traded. The Board of Directors and the Affiliated Stockholders considered both a secondary stock offering and Rule 144 selling as methods of increasing the liquidity of the stock in the market, but this action was not taken because of the combination of low price of the stock and due to the adverse implications associated with insider selling, which could very well have reduced share price even further. It is management's view that, on balance, this would have had a negative rather than a positive effect on the value of the shares.

2. The filing of periodic reports under Section 15(d) of the Securities and Exchange Act of 1934 allows the Company's competitors to obtain information concerning the Company's profit margins and operations which, in the opinion of the Board and the Affiliated Stockholders, has or may have an adverse effect on the Company's performance.

3. The out-of-pocket and internal costs to the Company associated with the preparation and filing of the periodic reports when compared to the limited number of stockholders is, in the opinion of the Board and the Affiliated Stockholders, unwarranted. The Company estimates that, upon termination of its obligation to file periodic reports with the Securities and Exchange Commission, it will achieve savings within a range of approximately $50,000 annually.

The Board and the Affiliated Stockholders propose to achieve their purpose through a reverse stock split as they believe that this structure is the simplest and most economical means of reducing the number of holders of the Company's Common Stock below 300. In addition, the Board and the Affiliated
Stockholders believe that the reverse stock split and purchase of fractional shares of New Common Stock will provide an easy and cost effective way for shareholders with less than one share of New Common Stock to dispose of such shares at a fair price without incurring brokerage commissions and other related transaction costs. The Board and the Affiliated Stockholders believe that implementing the reverse stock split at this time, thus terminating the Company's obligation to file periodic reports with the SEC, will enhance the Company's future performance.

      The Company does not intend to list or register the New Common Stock on any securities exchange. Completion of this transaction will result in the New Common Stock becoming eligible for termination of registration pursuant to
Section 12 (g) (4) of the Securities Exchange Act of 1934. Registration of the New Common Stock with the Securities and Exchange Commission will terminate ninety (90) days after a certification is filed with the Securities and Exchange Commission stating that the number of holders of record of the New Common Stock has been reduced to less than 300 persons. The termination of registration will be deferred while the Securities and Exchange Commission, after notice and opportunity for a hearing, determines that the certification is true.

      Pursuant to the provisions of the Nevada Revised Statutes Annotated, Title 7, Chapter 78, Section 207, any proposed amendment to the Certificate of Incorporation of the Company that affects an increase or decrease in the number of authorized shares of a class of stock and that includes provisions pursuant to which only money will be paid or scrip will be issued to stockholders, who before the increase or decrease in the number of shares becomes effective, in the aggregate hold 10 percent or more of the outstanding shares of the class, and who would otherwise be entitled to receive fractional shares in exchange for the cancellation of their outstanding shares, must be approved by the stockholders of the Company by the affirmative vote of a majority of all the votes entitled to be cast on the matter. Holders of Common Stock are entitled to cast one vote for each share of Common Stock.

APPRAISAL RIGHTS AND
DISSENTERS RIGHTS

      Under applicable Nevada law, shareholders of the Company will have dissenters' rights with respect to this transaction. If dissenters' rights are properly elected by a shareholder, the "fair value" of the dissenting shareholder's shares will be determined by agreement of the Company and the dissenting shareholder or, if no agreement is reached, by appraisal by order of a court. Otherwise, appraisal rights are not provided under Nevada law or under the Company's Certificate of Incorporation with respect to this transaction and will not be voluntarily accorded by the Company to the shareholders.

      Generally, under the provisions of the Nevada Revised Statutes Annotated (hereinafter referred to as "NRS") Title 7, Chapter 78, Private Corporations law, Section 207, a corporation may increase or decrease the number of shares of a class and series, if any, of its capital stock and thereby correspondingly increase or decrease the number of issued and outstanding shares of the same class and series held by each stockholder by a resolution of the board of directors. Notwithstanding the foregoing, in the event that a proposal to increase or decrease the number of authorized shares of any class and series, if any, that includes provisions pursuant to which only money will be paid or script will be issued to stockholders who hold more than 10 percent of the outstanding shares of the affected class or series and would otherwise be entitled to receive fractions of shares in exchange for the cancellation of all of their shares, the increase or decrease must be approved by the vote of stockholders holding a majority of the voting power of the affected class and series, unless the articles of incorporation provide for a greater proportion of stockholders to approve the change in the number of shares.

      Moreover, a proposed increase or decrease that includes provisions pursuant to which only money will be paid or script will be issued to stockholders who before the increase or decrease held one percent or more of the outstanding shares of the affected class and series and would otherwise be entitled to receive a fraction of a share, will be subject to the provisions of NRS 92A.300 to 92A.500, Nevada's dissenting shareholder rights statutes. If the proposal is subject to NRS 92A.300 to 91A.500 any stockholder may dissent in accordance with those provisions and obtain payment of the fair value of the fraction of a share to which the stockholder would otherwise be entitled.


      THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO DISSENTER'S RIGHTS UNDER THE NEVADA REVISED STATUTES ANNOTATED AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF CHAPTER 92A.300 THROUGH 92A.500, WHICH IS REPRINTED IN ITS ENTIRETY AS AN ATTACHMENT TO THIS PROXY STATEMENT AS
EXHIBIT 7, AND IS INCORPORATED HEREIN BY REFERENCE.

      Under the NRS, holders of shares of common stock who dissent to the proposed transaction in accordance with the procedures set forth in Chapter 92A will be entitled to receive payment in cash of the "fair value" of their fractional shares. NRS 92A.320 defines "fair value" as the value of the fractional share immediately before the effectuation of the reverse stock split, excluding any appreciation or depreciation in anticipation of the reverse stock split. Any stockholder who wishes to exercise such dissenter's rights, or who wishes to preserve his right to do so, should review carefully the following discussion and Exhibit 7, because failure to timely and properly comply with the procedures specified will result in the loss of dissenter's rights under the NRS. A person having beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the holder of record to follow the steps summarized below properly and in a timely manner to perfect any dissenter's rights the beneficial owner may have.


      A stockholder wishing to exercise his dissenter's rights must deliver to the Secretary of the Company, ON OR BEFORE ________________, a written notice of his intent to demand payment for his shares if the reverse stock split is effectuated, and he must not vote his shares in favor of the proposed reverse stock split. Written notice should be delivered to the Company at the following address:

                     PROFESSIONAL DENTAL TECHNOLOGIES, INC.
                              ATTENTION: SECRETARY
                               633 LAWRENCE STREET
                           BATESVILLE, ARKANSAS 72501

      As provided in Chapter 92A: (i) failure of a holder of shares to make written notification of his intent to assert dissenter's right (or a beneficial owner of shares of common stock who fails to cause the record holder of such shares of common stock to make notice of his intent to assert dissenter's rights) within such time limit; or, (ii) the vote by the stockholder of his shares for the reverse stock split will result in the loss of such holder's ability to assert dissenter's rights and receive payments for his shares pursuant to NRS 92A.300 to 92A.500.

      If the reverse stock split is approved by a majority of stockholders, the Company must, ON OR BEFORE ___________, deliver written notice to all stockholders who exercised their dissenter's rights to the split which notice shall be set forth (a) where the demand for payment must be sent and where and when certificates for shares must be deposited; (b) inform the dissenters not represented by certificates to which extent the transfer of the shares will be restricted after demand for payment is received by the Company; (c) supply a form for demanding payment by the dissenting shareholders that includes, among other things, that the dissenter acquired beneficial ownership of the shares prior to the date on which the reverse stock split was approved; (d) the date by which the Company must receive the demand for payment which date may not be less than 30 nor more than 60 days after the date of the notice is delivered; and (e) be accompanied by a copy of NRS 92A.300 to 92A.500. Dissenting stockholders who do not comply with all stipulations and meet all deadlines to be set forth in the foregoing notice, including returning to the Company the dissenter's demand for payment, will not be entitled to payment for their shares in accordance with NRS 92A.300 to 92A.500. In lieu thereof the non-complying stockholders will receive the consideration of $6,500 per share of New Common Stock for their fractional shares.

      Within 30 days of the Company's receipt of the dissenter's demand for payment, the Company will pay the Company's estimate of the fair value of the fractional shares plus accrued interest to the dissenting stockholder. The stockholder will also receive from the Company a statement of the Company's estimate of the fair value of the shares, an explanation of how interest was calculated, and a statement of the dissenter's further rights to demand payment under the NRS. In accordance with the NRS, interest will be calculated from the effective date of the reverse stock split until the date of payment at the average rate paid by the Company on its principal debt or, if none, at a rate that is fair and equitable.

      If a demand for payment remains unsettled, the Company must commence a proceeding in the District Court of the county where its registered office is located within 60 days after receiving the demand containing the dissenting stockholder's estimate of fair value of his shares, and petition the Court to determine the fair value of the shares and accrued interest. All dissenters, whether or not residents of Nevada, whose demands remain unsettled shall become parties to the proceeding. The jurisdiction of the Court in which the proceeding is commenced is exclusive. The Court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The dissenters have the same discovery rights as parties in other civil proceedings. Each dissenter who is made a party to the proceeding is entitled to a judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the Company. If the Company does not commence the proceeding within the 60-day period, it must pay each dissenter whose demand remains unsettled the amount demanded by the dissenter.

      The costs of the legal proceeding, including the reasonable compensation and costs of the appraisers, shall be determined by the Court and assessed against the dissenters in amounts deemed equitable by the Court if the dissenters acted arbitrarily or vexatiously or not in good faith in demanding payment. The Court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the Court finds equitable.

      FAILURE TO FOLLOW THE STEPS REQUIRED BY CHAPTER 92A OF THE NRS FOR PERFECTING DISSENTER'S RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS. DISSENTERS WILL RECEIVE FURTHER NOTICE REGARDING SPECIFIC DEADLINES AND REQUIRED ACTIONS.

   EFFECT UPON THE COMPANY

      The Board considered making a tender offer for shares of Common Stock as an alternative to the reverse stock split. This alternative was viewed as undependable as it was not certain that the Company would reduce the number of its record stockholders to less than 300 (and if it did not, a reverse stock split such as the one described herein would be required in order to complete the "going private" transaction). Furthermore, since a tender offer would require retaining a firm to solicit tenders and the reverse stock split would not require such solicitation, the projected costs of a tender offer appeared likely to be considerably higher than the costs expected to be incurred in connection with the reverse stock split.

      Upon consummation of the reverse stock split, the Company anticipates that the number of record shareholders will be reduced from approximately 947 to less than 50, and the Company will have achieved the objective of the reverse stock split described above.

      As a private company, the Company will no longer be able to sell shares of Common Stock which are freely tradable, thereby limiting its future access to equity capital.

      As a result of the reduction in the number of shareholders of record to less than 300, the Company intends to suspend its obligation to file periodic reports with the Securities and Exchange Commission under Section 15(d) of the Securities Exchange Act of 1934 by de-listing its Common Stock with the American Stock Exchange. As of the date of the reverse stock split transaction, the

Company has been advised by the American Stock Exchange that trading in the Common Stock of the Company will be suspended pending its de-listing.

      UPON CONSUMMATION OF THE REVERSE STOCK SPLIT, THE COMPANY WILL NO LONGER BE SUBJECT TO THE GOING PRIVATE DISCLOSURE OBLIGATIONS OF EXCHANGE ACT RULE 13E-3. FURTHERMORE, THE COMPANY'S OFFICERS, DIRECTORS AND TEN PERCENT OWNERS OF COMMON STOCK WILL NO LONGER BE SUBJECT TO THE SHORT-SWING PROFIT PROVISIONS OF EXCHANGE ACT SECTION 16(B) ONCE THE RULE 13E-3 TRANSACTION HAS BEEN FINALIZED.

EFFECT UPON CERTAIN AFFILIATES
OF THE COMPANY

      Set forth in the following table are the number of shares of Common Stock currently owned or controlled by certain officers and/or directors of the
Company (the "Affiliated Stockholders"), the percentage of total shares outstanding they control, the number of shares expected to be owned , and the percentage of total shares expected to be outstanding following the proposed reverse stock split.


             NAME AND TITLE                    SHARES CURRENTLY                 SHARES OWNED POST
                                                   OWNED                            SPLIT

                                          NUMBER                %                 NUMBER           %

William T. Evans, President & CEO,
Director, Controlling Person              5,078,178 (1)       36.0                 507           38.7


J. Robert Lemon, Director,
Controlling Person                        4,904,242 (2)       34.8                 490           37.4


Timothy A. Nolan, Director, Controlling
Person                                    5,238,478 (3)       37.2                 522           39.8




              NOTES:

          (1) Includes 4, 211,360 shares held by a trust principally for the benefit of Mr. Evans. Also includes 716,718 shares held in trust for the benefit of Mr. Evans' nephew for which he disclaims beneficial ownership.
          (2) Includes 4,093,360 shares held by a trust principally for the benefit of Mr. Lemon. Also includes 670,782 shares held in trust for the benefit of nephews and nieces of Mr. Lemon for which he disclaims beneficial ownership.
          (3) Includes 310,400 shares held by a trust for the benefit of Mr. Nolan. Also includes 4,928,078 shares held as trustee for Mr. Evans, for which Mr. Nolan disclaims beneficial ownership.

      Set forth in the following table are the net book value and net earnings per share attributable to the Affiliated Stockholders, in terms of both dollar amounts and percentages, before and after the proposed stock split.

                                BOOK VALUE              BOOK VALUE           BASIC EARNINGS         BASIC EARNINGS
                               PRE-SPLIT (1)          POST-SPLIT (1)          PRE-SPLIT (2)         POST-SPLIT (2)
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
                                            %                      %                       %                     %
                                        of Total                of Total               of Total               of Total
              Name        Amount         Amount   Amount        Amount     Amount       Amount   Amount         Amount
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

William T. Evans          $2,082,053      36.0   $2,000,521      38.7    $457,036        36.0   $466,830        38.7

J. Robert Lemon           $2,010,739      34.8   $1,938,442      37.4    $441,382        34.8   $451,177        37.4

Timothy A. Nolan          $2,259,003      37.2   $2,059,708      39.8    $471,463        37.2   $480,642        39.8



         NOTES:

         (1) This amount represents the numbers of shares owned multiplied by the book value per share as of October 31, 1998, the end of the most recent fiscal year of the Company. Such amounts represent only the stockholder's pro rata interest in the Company's book value and are not payable to the stockholders of the Company in the ordinary course of business.

         (2) This amount represents the numbers of shares owned multiplied by the basic earnings per share of the Company for the fiscal year ended October 31, 1998 (fully diluted earnings per share is the same as basic earnings per share). Such amounts represent only the stockholder's pro rata interest (if any) in the Company's net earnings and are not payable to the stockholders of the Company in the ordinary course of business, other than as dividends. The Company has never paid any dividends on its Common Stock.

      The Affiliated Stockholders are expected to continue in their present positions in the Company following the reverse stock split. None of these persons will receive any consideration in connection with the reverse stock split other than amounts received as a result of the purchase by the Company of fractional shares of New Common Stock.

EFFECT UPON UNAFFILIATED
STOCKHOLDERS


      Upon consummation of the reverse stock split and termination of the Company's obligation to file periodic reports under the federal securities laws, information now available to stockholders in the annual, quarterly and other reports required to be filed by the Company with the Securities Exchange
Commission will not be provided to the Company's stockholders in the form previously available or upon a periodic basis. Stockholders owning not less than fifteen percent (15%) of the outstanding New Common Stock will retain the right to inspect the books of account and all financial records of the Company, to make extracts therefrom, and to conduct an audit of such records in accordance with the Nevada Revised Statutes Annotated, Section 78.257. Following the reverse stock split, no unaffiliated stockholder will own fifteen percent (15%) or more of the outstanding New Common Stock and accordingly, no unaffiliated stockholder will be entitled to exercise the inspection rights afforded under Nevada law. All unaffiliated stockholders will therefore lose access to financial and other information the Company currently files with the Securities Exchange Commission and provides to stockholders in its periodic reports.

      As of the date of the reverse stock split, the American Stock Exchange will suspend trading of the Company's Common Stock. As of that date, the holdings of stockholders owning full shares of New Common Stock will become illiquid. There can be no assurance that any market for such shares will be available at that time or at any time in the future. The Company has no obligation, nor does it have any present plans, to offer to commence a tender offer for any of the remaining shares. As a result, any shareholder who would hold whole shares following the reverse stock split must either hold those shares indefinitely, sell those shares prior to the reverse stock split or exercise dissenter's rights.

      Following the reverse stock split, as is currently the case, the Affiliated Stockholders will have absolute voting control of the Company's affairs.

      All owners of fractional shares of New Common Stock following the reverse stock split will receive cash in lieu of such fractional shares at the rate of $6,500 for each whole share of New Common Stock, pro rated as to the fractional share held by each such owner. The Board and the Affiliated Stockholders believe that the purchase price represents a fair price per share of the Company's Common Stock. Furthermore, stockholders receiving cash in lieu of fractional shares of New Common Stock will not have to pay any brokerage fees or commissions in connection with such transaction.

      Stockholders owning only fractional shares of New Common Stock following the reverse stock split will receive cash in lieu of such fractional shares, will cease to have any ownership interest in the Company, and will cease to participate in future earnings and growth, if any, of the Company.

TAX TREATMENT OF PURCHASE
OF FRACTIONAL SHARES

      Upon consummation of the reverse stock split, each 10,000 shares of Old Common Stock issued and outstanding immediately prior to the effective time of such split will be converted into one share of New Common Stock, and all resulting fractional shares of New Common Stock will be purchased by the Company at the price of $6,500 per share. The federal income tax consequences for any particular stockholder may be affected by matters not discussed herein, and each stockholder should consult his or her personal tax advisor in determining the federal, state, and local income tax consequences of the reverse stock split and purchase of fractional shares.

      For those stockholders receiving New Common Stock from the consummation of the reverse stock split, there will be no direct tax consequences except for the reallocation to the stockholders' per share basis.

      The purchase of fractional shares of New Common Stock by the Company will be a taxable transaction for federal income tax purposes. Each holder of fractional shares of New Common Stock purchased by the Company subsequent to the reverse stock split will recognize gain or loss upon the purchase of that stockholder's fractional share of New Common Stock equal to the difference, if any, between (i) the amount of the cash payment received for the fractional shares and (ii) the stockholder's tax basis in the fractional shares, so long as the fractional shares were held as a capital asset of the stockholder. Any subsequent gain or loss resulting from the disposition of New Common Stock may be treated as a capital gain or loss transaction. As indicated previously, holders of New Common Stock are urged to consult their personal tax advisors as to the tax consequences of the reverse stock split and purchase of fractional shares under federal, state, local, and any other applicable laws.

      The cash payments due to the holders of fractional shares of New Common Stock (other than certain exempt entities and persons) will be subject to a backup withholding tax at the rate of 31% under federal income tax law unless certain requirements are met. Generally, the Company or its paying agent will be required to deduct and withhold the tax on cash payments due at the effective time of the purchase of fractional shares of New Common Stock subsequent to the reverse stock split if (i) a stockholder fails to furnish a taxpayer identification number ("TIN", the TIN of an individual is his or her Social Security Number) to the paying agent or fails to certify under penalty of perjury that such TIN is correct; (ii) the Internal Revenue Service ("IRS") notifies the paying agent that the TIN furnished by the stockholder is incorrect; (iii) the IRS notifies the paying agent that the stockholder has failed to report interest, dividends, or original issue discount in the past; or
(iv) there has been a failure the stockholder to certify under penalty of perjury that such stockholder is not subject to the backup withholding tax. Any amounts withheld by the paying agent in collection of the backup withholding tax will reduce the federal income tax liability of the stockholders from whom such tax was withheld.

THE FAIRNESS OF THE TRANSACTION


      The Board of Directors of the Company by unanimous vote on April 6, 1999, with no member of the Board of Directors dissenting or abstaining from such approval, adopted a resolution declaring the terms and conditions of the reverse stock split and purchase of fractional shares to be advisable, and directing that a proposed amendment to the Articles of Incorporation of the Company be submitted to shareholders of the Company for consideration. The Affiliated Stockholders believe that the proposed reverse stock split and subsequent purchase of fractional shares are substantively and procedurally fair to unaffiliated stockholders of the Company and concur in the recommendation of the Board of Directors that stockholders of the Company approve the proposed amendment to the Certificate of Incorporation of the Company to authorize the reverse stock split. All material factors considered by the Special Committee, the Board of Directors and the Affiliated Stockholders are presented herein.


      The chain of events leading to the decision to engage in the reverse stock split transaction are outlined in the paragraphs which follow:

o In November, 1997, with the Company's financial performance steadily improving, the Board of Directors began to pursue a series of strategies designed to enhance the value of the Company's Common Stock. The Company's shares are listed on the American Stock Exchange ("Amex") under the "emerging company" category, and as such the Company does not enjoy a full Amex membership. With the completion of the 1997 fiscal year, the Company had met all Amex requirements for a full listing, with the exception of the requirement that its share price be a minimum of $3.00. The Board directed management to seek a waiver of this requirement and pursue a full listing on the Amex.

o In March, 1998, with the Amex having declined to grant a waiver of the minimum share price requirement, the Board directed management to investigate the feasibility of Rule 144 selling of shares by Affiliated Stockholders and/or other insiders, or the possibility of a public offering of shares, for the purpose of increasing the liquidity of the securities in the market.

o In June, 1998, informal discussions with prospective underwriters having produced no mutually acceptable strategy for the public sale of shares, and Rule 144 selling having been determined to be impractical due to the length of time required to liquidate meaningful numbers of shares, as well as the adverse implications associated with insider selling, the Board directed management to consult with the Amex regarding the feasibility of a 1:5 reverse stock split. The purpose of such a transaction being to increase the share price of the stock to the $3.00 to $5.00 range, in order to meet the Amex's minimum share price requirement, to make the shares marginable, and to raise the price of the shares above the "penny stock" range.

o In October, 1998, consultations with the Amex having made it clear that pursuing a 1:5 reverse stock split would result in the Company's shares being de-listed for failure to meet the requirement regarding the minimum number of shares in the public float, the Board directed management to investigate the feasibility of taking the Company private.

o In February, 1999, having exhausted the possibility of increasing share price through a 1:5 reverse split (without sacrificing its Amex listing); having determined that Rule 144 selling or a public offering of its shares to increase liquidity was impractical; and having determined that a full membership on the Amex was not attainable, the Board unanimously decided to consider a "going private" transaction.

      A special committee of the Board of Directors of the Company was established by the unanimous written consent of the Board, dated February 2, 1999 (the "Special Committee"). The Special Committee is comprised of J. Philip Boesel, whose profession is investment banking, and Michael S. Black, a CPA, both of whom are directors who are neither employees nor controlling persons of either the Company or its affiliate, Life Plus International. The Special Committee was asked to take such action as was necessary to find and retain an appropriate firm to prepare a fairness opinion regarding the value of the Company's common stock. On February 28, 1999 the Special Committee retained the Economic and Financial Consulting Group, Inc. ("EFCG") to render its opinion as to the fair value, from a financial point of view, of the Common Stock of the Company.

      EFCG delivered its written opinion on March 24, 1999. No restrictions were imposed by the Special Committee or the Board of Directors of the Company upon EFCG with respect to the investigations made or procedures followed by EFCG in rendering its opinions.

      The Special Committee was also charged with the responsibility of recommending to the Board of Directors a fair price to pay for the fractional shares resulting from the reverse stock split of the Common Stock. It met with representatives of EFCG, discussions occurred and information was shared concerning the methodologies employed in determining a fair value, and the application of such methodologies to the Company's financial and market position and future prospects. Based upon these deliberations and the written report of EFCG, the Special Committee unanimously recommended to the Board of Directors of the Company that $6,500 per share of New Common Stock resulting from the reverse stock split would be a fair price (hereafter referred to as the "Purchase Price").


      The full text of EFCG's fairness opinion, which sets forth certain assumptions made, certain procedures followed, and certain matters considered by EFCG, is attached hereto as Exhibit 3. The Special Committee, the Board of Directors and the Affiliated Stockholders adopted EFCG's fairness opinion regarding the value of the Company's Common Stock and the methodology whereby this value was determined.


      Each of the Special Committee, the Board of Directors and the Affiliated Stockholders individually made fairness determinations with regard to the reverse stock split. In addition to considering the conclusion contained in the EFCG report that the fair value of the Company's Common Stock lies in the range $0.5709 to $0.7136, the Special Committee, the Board of Directors and the Affiliated Stockholders independently considered certain additional factors relating to the fairness of the transaction from a financial point of view. These factors included a comparison of the purchase price for fractional shares of the New Common Stock, which is equivalent to a value of $0.65 per share of Old Common Stock, to: (i) the January 31, 1999 (end of first fiscal quarter) book value per share of Old Common Stock, which was approximately $0.42 per share; (ii) the historic market values of the Company's common stock, which ranged between a high of $1.1875 and a low of $0.5625 during the period April 1,

1998 and March 15, 1999, (iii) the current market value of the Company's Common Stock, which was $0.625 as of April 5, 1999 (the last closing price prior to the Board's vote to approve the transaction); and (iv) the liquidation value of the Company's assets. The analyses of the Special Committee, the Board of Directors and the Affiliated Stockholders are summarized below:


o The Special Committee, the Board of Directors and the Affiliated Stockholders independently concurred with EFCG's conclusion that the fair value of the shares lies in the range $0.5709 to $0.7136, based on a "going concern" discounted cash flow valuation approach. They also concurred with EFCG's conclusion that, of the available valuation methods, in general, and for the Company specifically, discounted cash flow approaches are superior to other valuation methodologies. See "Evaluation as a Going Concern" under the heading REPORTS, OPINIONS, APPRAISALS AND CERTAIN NEGOTIATIONS, below.

o The Special Committee, the Board of Directors and the Affiliated Stockholders independently noted that six, three and one month average closing stock prices on the American Stock Exchange were $0.68, $0.66 and $0.66 respectively. In addition, they noted that on April 5, 1999, the last closing price available prior to the vote approving the reverse stock split transaction was $0.625. They concurred with the conclusion of EFCG that average stock prices do not represent a definitive indicator of economic value, given the relative illiquidity of the stock and the small average daily trading volume. They further concurred with EFCG's opinion that average stock price does represent a corroborative measure of value determined using discounted future cash flows. Average stock prices were therefore used in this manner. As opposed to using the 12-month high closing price of $1.1875, which was recorded in April, 1998, the one, three and six month average closing stock prices were used to corroborate the discounted cash flow valuation because they represent market valuation closer to the transaction date, and because, as averages, not spot prices, they are more likely to be representative of the consensus of the market as to the true value of the Common Stock.


o The Special Committee, the Board of Directors and the Affiliated Stockholders independently noted that the January 31, 1999 (the end of the Company's first fiscal quarter) book value per share of Old Common Stock was approximately $0.42 per share; they further noted that this book value per share is approximately 35% lower than the fair value, established herein, of $0.65 per share. Since the book value per share measure is backward-looking and reflective of past, rather than future performance, they concluded that book value per share is not an appropriate valuation measure for a going concern.

o The Special Committee, the Board of Directors and the Affiliated Stockholders independently determined that liquidation value, were the Company to be liquidated, would necessarily be less than book value. As discussed above, since book value was determined to be not appropriate, they determined that liquidation value was not a relevant measure of the fairness of share value.


o The Special Committee, the Board of Directors and the Affiliated Stockholders independently noted that no firm offers to purchase the Company had ever been received, nor had the Company engaged in any previous share purchase transactions which could be used by the Board in connection with an assessment of the fairness of the share valuation. No such offers were sought by the Board, nor did the Board direct the Special Committee to solicit such offers.


o The Special Committee, the Board of Directors and the Affiliated Stockholders independently concurred with the conclusion of EFCG that there are currently no publicly traded comparable companies whose price/earnings or similar ratios would be useful for valuation purposes, and that, even if there were such companies, this method of valuation would be useful primarily as a corroborative measure.


o In calculating the valuation range, EFCG relied on methodologies typically used for valuing public companies, principally historical and current market prices for the Company's outstanding equity securities. While the Company wishes that the marketplace would have placed a higher value on the Company's securities, it has not. The Company did not believe it was appropriate, therefore, to ignore or minimize the impact on a fairness analysis of market pricing data. In addition, the Company did not believe that selling additional stock at this low price would cause the Company's stock to trade at a higher price and therefore did not pursue a secondary stock offering.


      In reaching its decision to recommend $0.65 as the Purchase Price for a share of the Old Common Stock, the Special Committee calculated the average of the endpoints of the valuation range determined by EFCG ($0.5709 and $0.7136; average $0.64225), and rounded to this to $0.65. They cross-checked this value with historical and current closing market prices, as indicated above, which they deemed to have reasonably corroborated the discounted cash flow valuation analysis. Based on the considerations listed above, the Special Committee concluded that the Purchase Price was a fair value.

      The Board of Directors and the Affiliated Stockholders concurred with, and on April 6, 1999, voted unanimously in favor of this recommendation, noting that the price of the shares at the close of trading on the previous day had been $0.625.

      In determining the fairness of the Purchase Price, the Board of Directors and the Affiliated Stockholders did not assign any relative or specific weights to the foregoing factors, other than as described above. Specifically, the Board of Directors and the Affiliated Stockholders consider that their reliance upon "going concern" discounted cash flow valuation methodologies as corroborated by historical and current closing prices, supports its conclusion to set the Purchase Price at $0.65 per share of Old Common Stock. They believe that their decision not to consider book value or liquidation value, which would have resulted in a lower share valuation, further supports their conclusion. The absence of publicly traded comparable companies, firm offers to purchase the Company, or previous stock repurchases by the Company, prevent these measures of valuation from being considered. See REPORTS, OPINIONS, APPRAISALS AND CERTAIN NEGOTIATIONS, below, and Exhibit 3, the Fairness Opinion of EFCG, for additional discussions of the various valuation measures employed in determining the value of shares.

      Certain unaffiliated stockholders, those who own more than 10,000 shares of Old Common Stock as of the date of the reverse stock split transaction, will retain an interest in the Company after the transaction has been consummated. For those stockholders who may not wish to remain a shareholder in a private company, prior to the date established for the reverse stock split, these stockholders will have ample opportunity to orderly dispose of a sufficient number of shares on the open market to lower their total holding to less than 10,000 shares, guaranteeing that the balance of their holding will be liquidated in the reverse stock split transaction.

      Stockholders owning less than 10,000 shares of Old Common Stock will have their holding in the Company liquidated as a result of the reverse stock split transaction. This forced liquidation of shares is the primary disadvantage of the reverse stock split transaction. Certain stockholders may believe that the advantages of remaining a stockholder outweigh the disadvantages of illiquidity, lack of visibility into Company operations and lack of control which are inherent to holding a minority interest in a private company. They may therefore wish to remain a stockholder in the Company. For these stockholders, there is an available course of action.


      Those stockholders wishing to retain an interest in the Company may do so by accumulating at least 10,000 shares of Old Common Stock through open market purchases prior to the date of the reverse stock split transaction. Any such stockholder will own one share of New Common Stock of the Company for each 10,000 shares of Old Common Stock held, after the transaction is consummated. In the event that shares on the open market are sold at a price lower than the Purchase Price, unaffiliated stockholders who retain an interest in the Company and choose to sell their shares on the open market may be disadvantaged.


      The Board of Directors believes that there are no benefits of this transaction that will disproportionately accrue to Affiliated Stockholders or other "insiders". The reasons for taking the Company private are to eliminate the adverse implications associated with remaining a public company.


      Pursuant to the provisions of the Nevada Revised Statutes Annotated, Title 7, Chapter 78, Section 207, the reverse stock split transaction must be approved by a majority of all stockholders, including both unaffiliated and affiliated stockholders. On the advice of its legal counsel, the Company has structured this transaction to be in full compliance with Nevada law, such that it will require a majority vote of all stockholders. The Board and the Affiliated Stockholders believe that for the reasons stated above that the transaction is fair. Because the Affiliated Stockholders own more than a majority of the shares, such parties will be able to cause the reverse stock split to occur. Accordingly, any unaffiliated stockholder who would wish to remain a stockholder of the Company as a public company may be disadvantaged because the stockholder will not be able to do so. Such stockholder, if any, would be entitled to exercise dissenters' rights. See APPRAISAL RIGHTS AND DISSENTERS RIGHTS, above, for a further discussion of the procedural fairness of this transaction.


OFFERS TO MERGE OR ACQUIRE
THE COMPANY

      During the 18 month period preceding the date of this Proxy Statement the Company has not received any firm offers from any unaffiliated person for (i) the merger or consolidation of the Company into or with any person, (ii) the sale or other transfer of all or any substantial part of the assets of the Company, or (iii) securities of the Company which would enable the holder thereof to exercise control of the Company. The Company, during this period, did not solicit any third party offers to merge or acquire the Company, nor did it authorize the Special Committee to do so.

REPORTS, OPINIONS, APPRAISALS AND
CERTAIN NEGOTIATIONS

      On February 28, 1999, the Special Committee of the Board of Directors of the Company retained the services of EFCG to perform a valuation of the Company's Common Stock, from a financial point of view, to be used as part of the process of establishing the price to be paid to the holders of fractional shares of the New Common Stock following the reverse stock split.

      The following information is provided with respect to the fairness opinion provided by EFCG:

      (1) EFCG performed a valuation analysis of the Company's common stock and provided its opinion as to the value of the common stock, from a financial point of view.

      (2) EFCG is a regional firm providing multidisciplinary consulting services. These services include, but are not limited to, corporate finance, business valuation, financial advisory and litigation support.

      (3) The Special Committee considered proposals from two advisory firms, interviewed one and unanimously agreed to retain the services of EFCG.

      (4) Other than the engagement of EFCG to provide the services described above, there are no relationships between EFCG or its affiliates and the Company or its affiliates which existed during the past two years or are contemplated. The fee for EFCG's services is $15,000.

      (5) EFCG provided to the Special Committee and the Board of Directors a range of values with which to calculate the Purchase Price for the fractional shares of New Common Stock. The Special Committee unanimously recommended to the Board of Directors a price of $6,500 per share of New Common Stock, and the Board of Directors unanimously adopted such recommendation.

      (6) The Company retained EFCG to perform a valuation analysis and to provide its opinion as to the value of the Company's common stock, from a financial point of view. On March 24,1999 EFCG delivered an opinion (the "Fairness Opinion") to the Special Committee of the Board of Directors of the Company. The Fairness Opinion was based upon economic, market and other conditions in effect as of its date. No limitations were imposed by the Board of Directors of the Company upon EFCG with respect to its investigation or the procedures employed in rendering the Fairness Opinion. The Fairness Opinion, which sets forth assumptions made, material reviewed, matters considered, and the limits of the review, is attached as
      Exhibit 3 and is incorporated into this Schedule by reference.

      The following is a summary of the Fairness Opinion. All material analyses performed by EFCG are discussed and presented. Stockholders of the Company are nonetheless urged to read the Fairness Opinion, which is attached as Exhibit 3, in its entirety. EFCG has consented to the inclusion of its opinion in the 13E-3 Transaction Statement and in the Proxy Statement provided to stockholders of the Company, and has reviewed and approved the following summary.

      In reaching their conclusions, it was EFCG's opinion that in general, the value of any asset, whether it be financial or real, should be equal to the present value of the free cash flows accruing to the owner of the asset. Applied to a business valuation, this methodology is premised on the assumption that a buyer (shareholder) purchases a series of cash flows that would be generated over time. For this reason, they concluded that in general, and for the Company specifically, discounted cash flow approaches are far superior to other valuation methodologies. Consequently, the discounted cash flow analysis was used as the primary basis for the fair value determination, with other valuation measures employed for corroboration.


      In connection with the Fairness Opinion, EFCG reviewed, among other things: (i) the proposed transaction; (ii) annual reports on form 10-K for the fiscal years ended October 31, 1998, October 31, 1997, October 31, 1996, October 31, 1995, and October 31, 1994; (iii) quarterly reports on form 10-Q for the periods ended January 31, 1999, July 31, 1998, April 30, 1998, January 31, 1997, July 31, 1997, April 30, 1997, January 31, 1996, July 31, 1996, April 30, 1996,
January 31, 1995,  July 31, 1995,  April 30,  1995,  January 31, 1994,  July 31,
1994, and April 30, 1994; and (iv) projected financial results for fiscal years 1999 through 2004 provided by management of the Company and approved by the Board of Directors of the Company. EFCG also held discussions with management of the Company regarding its past and current business operations, financial condition and future prospects and the performance of its common stock. EFCG reviewed the reported price and trading activity of the Company's common stock, analyzed other companies which manufacture and sell products within the dental industry, the securities of which are publicly traded, and performed other such other studies and analyses as EFCG deemed appropriate.


      EFCG assumed and relied upon the accuracy and completeness of all financial and other information reviewed for the purposes of the Fairness Opinion, whether publicly available or provided to EFCG by the Company, and did not independently verify any such information or make an independent evaluation or appraisal of the assets or liabilities of the Company. The opinion of EFCG is necessarily based upon economic, market and other conditions as in effect on, and the information made available to them as of March 8, 1999. The opinion of EFCG is directed to the Special Committee of the Board of Directors of the Company and does not constitute a recommendation to any stockholders of the Company as to how the stockholder should vote at the stockholder's meeting held in connection with the proposed transaction. Subsequent developments may affect the conclusions reached in this opinion, and EFCG does not have any obligation to update, revise or reaffirm this opinion.

      The preparation of a fairness opinion involves determinations as to the appropriate and relevant methods of financial analysis and, therefore, reference should be made to the Fairness Opinion in its entirety and not to a summary description. In performing its analysis, EFCG made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of the Company.

      EFCG considered several methods to evaluate the fair market value of the Company's common stock. These methods are (i) the evaluation of the business as a going concern utilizing discounted cash flow approaches to valuation; (ii) current and historical market prices; (iii) net book value; (iv) liquidation value; and (v) multiplier approaches based on comparisons to publicly traded comparable companies. Although they examined all of these approaches to valuation, they concluded that in general and for the Company specifically, discounted cash flow approaches are far superior to other valuation methodologies.

      EVALUATION AS A GOING CONCERN: In general, the value of any asset, whether it be financial or real, should be equal to the present value of the free cash flows accruing to the owner of the asset. Applied to a business valuation, this methodology is premised on the assumption that a buyer (shareholder) purchases a series of cash flows that would be generated over time. Value is ascribed only to cash flows that can ultimately be taken out of the business. Cash that is generated but used to sustain the business (such as increases in working capital and capital expenditures) creates no incremental value to the shareholder. Valuations based on this premise must necessarily define an appropriate cash flow and must also determine an appropriate discount factor to be used in converting projected future magnitudes into present value terms.

      Two measures of cash flow are widely accepted. The first measure of cash flow, net cash flow to equity, is defined below:

                 Net Income  (after taxes)
                    +  Depreciation  and  amortization
                    -  Capital  expenditures
                    -  Changes  in  working  capital
                    +  Net changes in long term debt
                    =  Net cash flow to equity

      The appropriate discount factor used to convert future magnitudes into present value terms is dependent on which of the cash flow approaches, discussed above, is utilized. When the focus is on net cash flow to equity, then the appropriate discount factor would be a rate of return on equity. The starting point for this analysis is a current relatively risk free rate of return such as that available on long term government debt. To this basic rate an equity risk premium reflecting the difference between large company stocks and long term government bonds, adjusted for a particular company, is added. An additional risk premium, based on size, would then be added to account for the extra risk associated with smaller companies. Given these considerations the appropriate rate of return on equity is calculated in accordance with the equation below:

      ke = Rf + ((beta) x ERP) + SP

      Where ke = Rate of return on equity.

      Rf = Risk free rate of return which is assumed to be 5.75% based on the current yield on long term government bonds as reported in the Wall Street Journal, this date.

      (beta)= A measure of a particular security's volatility (risk) as related to the market in general. According to information contained in Ibbotson
      Associates: INDUSTRY COST OF CAPITAL, an appropriate measure of (beta) would amount to 0.95.

      ERP = equity risk premium which is assumed to be 7.8% based on information contained in Ibbotson Associates: STOCKS, BONDS, BILLS AND INFLATION 1998 YEARBOOK (IBBOTSON).

      SP = Size risk premium which is assumed to be 3.3 % based on IBBOTSON.

      Performing the computation indicated by the formula above, the appropriate rate of return on equity (ke) would be 16.46%.

      An alternative approach to computing the appropriate rate of return on equity involves the use of estimates of ke specific to the dental equipment and supplies industry (SIC Code 3843) as reported in Ibbotson and Associates:
INDUSTRY COST OF Capital. The basic reported equity return, 14.23% (industry composite return for an industry predominantly comprised of companies that would be classified as low capitalization companies) should then be adjusted to account for the size premium that would be appropriate for micro-capitalization companies, 1.6% (micro-capitalization equity premium - low capitalization equity premium), yielding a value of ke amounting to 15.83%.

      EFCG then concluded that a conservative estimate of the appropriate equity return for the Company would be in the range of 15.83% and 16.46%.

      The second widely accepted measure of cash flow focuses on net cash flow available to overall invested capital, equity plus debt, (free cash flows) is defined below:

                  Earnings before interest and taxes (EBIT)
                  - Taxes on EBIT
                  + Depreciation and amortization
                  - Capital expenditures
                  - Changes in working capital
                  = Net cash flow to overall invested capital

      For valuations based on cash flows available to overall invested capital (free cash flows), the appropriate discount factor would be a weighted average cost of capital. The weighted average cost of capital can be described as the average price a company must pay to attract both debt and equity to properly capitalize the firm's operation and growth. The weighted average cost of capital is defined by equation (2), below:

      ka = (ke x we) + (kd(1-t) x wd)

      Where ka = weighted average cost of capital

      ke = rate of return on equity which is assumed to be in the range 15.83% to 16.46% as discussed above.

      we = Percentage of equity capital in the capital structure.

      kd  = rate of return on debt

      t   = company's effective income tax rate

      wd  = percentage of debt capital in the capital structure

      Performing the computation indicated by the equation above indicates an average weighted average cost of capital for the years 1999-2004 in the range 12.67% to 13.14%. We have utilized an average for these years because the values for we, wd and kd differ for each year in the projection period. The terminal value of ka, utilized for year 2005 and subsequent years, is in the range 12.93% to 13.42%, which represents the weighted average cost of capital for the year 2004.

      Given the discussion of cash flows and discount factors, above, the basic valuation of Pro-Dentec as a going concern (discounted cash flow analysis) is described by the equation below:

                    5
      Value = (SIGMA) Ct/(1+k)t + (Cf /(k-g))/(1+k)5 - current debt claims
                  t =0

      Where Value = present value of projected future cash flows

      Ct = Cash flow in year t

      Cf = Normalized future cash flow

      k = appropriate discount factor, either rate of return on equity (ke) or weighted average cost of capital (ka).

      g = projected growth in future cash flows which is assumed to be 2%. It should be noted that any changes in inflation in future years would effect k and g in the same direction so as to have little effect on the computations.

      Current debt claims = current outstanding debt of the company as of October 31, 1998. Debt claims amounting to $2,736,000 are subtracted for valuations focusing on free cash flows available to debt and equity, but are ignored in valuations focusing on cash flows available to equity.

      Value calculated in accordance with the equation above is converted into a per share basis by dividing by 14,100,000 outstanding shares. Based on these discounted cash flow analyses, EFCG has opined that the fair value of a share of the common stock of the Company lies in the range $0.5709 and $0.7136.

      CURRENT AND HISTORICAL MARKET PRICES: EFCG also examined current and historical market prices and trading volume for the Company's common stock. They concluded that stock prices would not necessarily be the best indicator of value for the reasons indicated below. The "Efficient Markets Hypothesis" argues that all publicly available information should at all points in time be fully incorporated into the value of securities. Consequently, for most publicly traded securities the current market price of common stock should reflect the intrinsic value of discounted projected future cash flows based on information available at the time. In the case of thinly traded securities, such as the Company's, it would not necessarily be true that current stock price would always be equal to intrinsic value. More specifically, while the shares of the Company are publicly traded, they are closely held, are frequently not traded, and when they do trade, tend to trade in small volume. Approximately 85% of the shares are restricted as to sale by a formal shareholder agreement, and have never been traded.

      An additional point related to the use of current and historical stock prices as indicators of value would involve the notion that, all other things being equal, ownership interests which are not freely marketable are worth less than the same shares if they were regularly traded. Consequently, any valuation based on current or historical stock prices would be subject to a significant illiquidity discount.

      While EFCG did not consider that in this instance stock prices represented a definitive indicator of economic value, their calculation of average stock price over the last 6 months and 3 months (ending March 15, 1999) indicated values of $0.68 per share and $0.66 per share, respectively, which are corroborative of the results obtained involving discounted future cash flows.

      EFCG  also  considered  book  value per  share  and  liquidation  value as indicators of value, as well as a ratio analysis of other publicly traded comparable companies. Their conclusions regarding these indicators are summarized as follows:

      PUBLICLY TRADED COMPARABLE COMPANIES: In many instances multiplier approaches based on price/earnings ratios or similar measures are used for valuation purposes. This methodology entails identifying publicly traded comparable companies and assuming that financial and valuation ratios would be similar across companies. It should be stressed that the appropriate multiplier utilized in these instances would essentially be the inverse of the rates of return on equity (ke) or weighted average cost of capital (ka) utilized in the discounted cash flow analysis. Consequently, this is a valuation technique that is primarily corroborative in nature.

      In an attempt to corroborate the findings reported above, EFCG examined a number of publicly traded companies sharing some similarities with the Company. They concluded that the Company is fairly unique in that it is relatively small, is vertically integrated in the manufacturing and sale of its core products, and sells its products in narrow dental market niches. There are some companies that sell the same products, but also sell substantially different products; consequently, it is difficult to disentangle the separate effects of the relevant divisions. Other companies focus on either manufacturing or selling the relevant products. Of those companies that are publicly traded, with a substantial part of their business in the dental industry, and that both manufacture and sell their products, relevant financial ratios provide little guidance, since many of those companies have recently incurred losses, such that calculations of Price/Earnings ratios are not meaningful. Further, those companies do not produce and sell in the same narrow dental market niches that the Company does. EFCG concluded that for purposes of valuing the Company's common stock, there were no publicly traded comparable companies.

      BOOK VALUE PER SHARE: The Company is engaged in a dynamic and ever-changing dental market. EFCG stated that book value per share measures are inherently backward-looking and reflective of past performance; that they are not necessarily indicative of future performance. In dynamic markets proper valuation of common stock should reflect expectations of FUTURE performance. They noted that the Company's book value per share as of October 31, 1998 was $0.41, which is significantly less than the Company's current and historical prices. For these reasons EFCG concluded that use of book value per share in the valuation of common stock is not appropriate.

      LIQUIDATION VALUE: EFCG concluded that use of liquidation value is not appropriate here for the following reasons. The Company is not in a business posture where liquidation is remotely possible. Additionally, any liquidation value would necessarily be below the book value, and as discussed above, book value per share is not appropriate for valuation purposes here.

      The Fairness Opinion relates only to whether the consideration to be received by the holders of fractional shares of New Common Stock is fair from a financial point of view and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed transaction.

      The full text of EFCG's opinion is attached as Exhibit 3 to this Statement. The Fairness Opinion shall be made available for inspection and copying at the principal executive offices of the Company at 633 Lawrence Street, Batesville, Arkansas, during its regular business hours by any interested stockholder of the Company or his representative who has been so designated in writing.

                                OTHER INFORMATION

BACKGROUND

      The Company, a Nevada Corporation, is principally engaged in the business of designing, manufacturing, and marketing products to dental professionals relating to the diagnosis, treatment, and prevention of periodontal and other oral diseases. The Company's executive offices are located at 633 Lawrence Street, Batesville, Arkansas 72501; the telephone number is (870) 698-2300.

      On April 6, 1999, the Board of Directors of the Company unanimously adopted a resolution authorizing the submission to the vote of the stockholders of the Company a proposal under which all outstanding shares of Old common Stock will be subject to a reverse stock split at the ratio of 10,000 shares of Old Common Stock to 1 share of New Common Stock. A copy of the resolution adopted by the Board is attached to this Proxy Statement as Exhibit 2.

      The  Company  expects to submit the  proposal to the  stockholders  of the
Company  at  a  special   meeting   expected   to  be  held  at  10:00  a.m.  on
_____________________, at 70 Batesville Boulevard, Batesville, Arkansas.

      The Company does not expect that any material change in the present dividend rate or policy or indebtedness of the Company will occur as a result of the reverse stock split. A change in the Company's capitalization will not occur as a result of the change in par value of the New Common Stock.

PAYMENT OF PURCHASE PRICE

      The purchase price of fractional shares of New Common Stock will be paid from the operating cash balances of the Company, which, as of the end of the Company's second fiscal quarter, April 30, 1999, stood at $1.55 million. The reverse stock split transaction is expected to result in a use of cash in the amount of $650,000 and a reduction in shareholders' equity in the same amount. The Company anticipates that, as a result of the reverse stock split, there will be approximately 100 aggregate fractional shares of the New Common Stock to be purchased by the Company at a price of $6,500 per share of New Common Stock. Such price per share was determined based upon the report of EFCG as to value of the Common Stock of the Company as further described in this Proxy Statement.

MANAGEMENT AND ITS INTENTIONS

      The current directors and executive officers of the Company, along with certain additional information about each, are as follows:

Name                       Age             Director             Current
----                       ---              Since            Positions Held
                                            -----            --------------


William T. Evans            57               1987        President, Chief
                                                         Executive Officer & Director


Robert E. Christian         37               1988        Executive Vice President,
                                                         Secretary/Treasurer & Director


Frank H. Newton, III        59               ---         Chief Operating Officer

Richard L. Land             53               ---         Vice President, Controller

J. Robert Lemon             56               1987        Director


Timothy A. Nolan            45               1988        Director


J. Philip Boesel            66               1995        Director


Michael S. Black            47               1996        Director


William T. Evans became President and Chief Executive Officer of the Company in February, 1996. Previously, he was the Executive Vice President and Secretary, and has been a Director since 1987. Mr. Evans was an officer of Dynavest Partnership, the original licensee for the Rota-dent product, from 1981 until its dissolution in December of 1992; and an officer of Multiway Associates, a specialty nutrition company, since 1982. Mr. Evans is a cousin of Timothy A. Nolan, a Director of the Company.

Robert E. Christian became Executive Vice President, Secretary and Treasurer of the Company in February, 1996. Previously, he was the Senior Vice President and Treasurer, and has been a Director since 1988. Mr. Christian has been Vice
President of Data Control and Computer Services for Multiway Associates, a specialty nutrition company, since 1982.

Frank H. Newton, III has been Chief Operating Officer of the Company since February, 1993. Prior to joining the Company, Mr. Newton was President and Chief Operating Officer of Scott Instruments Corporation, Denton, Texas, since 1988, and prior to that, President and Chief Executive Officer of AVM Systems, Inc., Fort Worth, Texas, for six years.

Richard L. Land has been the Controller of the Company since June, 1996. He was elected Vice President in March, 1997. Prior to that time, he served as Controller of Darling Special Products, Inc., Caruthersville, Missouri, since 1990, and as General Accounting Manager of the Columbus Division of General Tire and Rubber, Columbus, Mississippi, for four years. Mr. Land was awarded the CPA Certificate by the state of Missouri in 1990.

J. Robert Lemon has been a director of the Company since 1987, and served as its President from 1987 to 1996, when he resigned to devote full time to other business interests. He continues to work with the Company as a consultant. Mr. Lemon was an officer of Dynavest Partnership, the original licensee for the Rota-dent product, from 1981 until its dissolution in December, 1992; and has been an officer of Multiway Associates, a specialty nutrition company, since 1982.

Timothy A. Nolan has been a director of the Company since 1988. Mr. Nolan has been Managing Director of Multiway Associates, a specialty nutrition company, since 1987, and an officer and director of V. M. Nutri, Inc., a specialty nutrition company, since 1989. He has been employed by V. M. Nutri since 1982. Mr. Nolan is the cousin of William T. Evans.

J. Philip Boesel, Jr. has been a director of the Company since 1995. He was formerly the First Vice President, Investment Banking of Kirkpatrick, Pettis, Smith, Polian, Inc. from 1991 to 1996. Kirkpatrick Pettis is a subsidiary of Mutual of Omaha. Prior to this Mr. Boesel was the President of Robert G. Dickinson & Co., a regional investment banking firm, from 1971 through 1990, when the company was sold. Mr. Boesel is a former Governor of the National Association of Securities Dealers, and is currently a director of several privately-held companies. He holds a B.B.A. degree from the University of Wisconsin, and a Masters degree in Business from Michigan State University.

Michael S. Black has been a director of the Company since 1996. He is a partner in the firm of Smith & Black, CPA's and Consultants, since 1988. He specializes in the areas of corporate information systems and corporate income tax. Mr. Black holds B.B.A degrees in Accounting and Finance from the University of Wisconsin at Whitewater, and is a Certified Public Accountant.

      No transactions in any shares of the Common Stock of the Company were effected during the 60 days immediately preceding the date of this Proxy Statement by the Company or by any of the persons named above.

      Based upon inquiry by the Company, no executive officer, director, or affiliate of the Company or any person listed above presently intends to tender or sell any of the Company's Common Stock owned or held by such person, except with respect to fractional shares of New Common Stock to be purchased by the Company following the reverse stock split. Each of the persons has stated that he presently intends to vote all shares of the Common Stock held by such person and with respect to which such person holds proxies, in favor of the proposal. None of the persons, to the Company's knowledge, has made a recommendation in support of or opposed to the proposal, except for the recommendation in support of the proposal made by the Board of Directors.

      No  officer,  employee,  class of  employees,  or  corporate  asset of the
Company (excluding corporate assets which are proposed to be used as consideration for purchases of securities or payment of expenses as disclosed in this Proxy Statement) has been or is proposed to be employed by the Company or any affiliate in connection with the proposed reverse stock split as described in this Proxy Statement.

      No person has been employed, retained, or is to be compensated by the Company, or by any person on behalf of the Company, to make solicitations or recommendations in connection with the proposed reverse stock split described in this Proxy Statement.

      There are no contracts, arrangements, understandings, or relationships between the Company or the persons listed above and any other person in connection with the proposed reverse stock split concerning the transfer or voting of the Company's Common Stock, joint ventures, loan or option arrangements, puts or calls, guaranties, or the giving or withholding of proxies, consents, or other authorizations with the exception of the agreement disclosed below:

      Approximately 85% of the outstanding shares of the Company's common stock are restricted as to transfer or sale by a shareholders agreement which was signed in 1986. The shareholders agreement contains provisions which require the following: (i) all decisions required to be made under the agreement shall be made by a majority vote, with each shareholder having one vote for each share owned by the shareholder; (ii) no shareholder may sell or transfer any of his or her shares except in the proportion in which all of the shareholders sell or transfer their shares; and (iii) all of the shares covered by the shareholders agreement shall be voted as a block at all meetings of the shareholders of the Company. The block of shares covered by the shareholders agreement will be voted in favor of the Proposed Amendment.

THE COMPANY'S COMMON STOCK

      As of May 31, 1999, 14,100,000 shares of the Common Stock were outstanding and held of record by approximately 947 persons. The Common Stock of the Company is traded in the Emerging Company Marketplace of the American Stock Exchange: symbol "PRO.EC".

      The following are the high and low prices of the Company's Common Stock as published by the American Stock Exchange Emerging Company Marketplace:

      QUARTER ENDED                  HIGH CLOSE            LOW CLOSE

      JULY 31, 1997                  1 7/16                15/16
      OCTOBER 31, 1997               1 3/16                 3/4
      JANUARY 31, 1998               1 3/16                 3/4
      APRIL 30, 1998                 1 3/8                 15/16
      JULY 31, 1998                  1 1/16                 3/4
      OCTOBER 31, 1998                15/16                11/16
      JANUARY 31, 1999                 3/4                  9/16
      APRIL 30, 1999                  13/16                 7/16

      The Company has never paid cash dividends on its common Stock. Payment of dividends on Common Stock is within the discretion of the Board and will depend, among other factors, on earnings, capital requirements, and the operating financial condition of the Company.

      Neither the Company nor any of its affiliates has purchased any of the securities of the Company since the commencement of the Company's second full fiscal year preceding the date of this Statement, with the exception of the following transaction: Mr. William T. Evans, President, Chief Executive Officer, Director, and Controlling Person, purchased 10,000 shares of Common Stock in an open market transaction on February 6, 1997 at a price of $1.25 per share.

TERMS OF THE PROPOSED
REVERSE STOCK SPLIT

      The Company proposes, subject to stockholder approval, to decrease the number of shares of Common Stock outstanding by means of a reverse stock split in the ratio of 10,000 shares of Old Common Stock to 1 share of New Common Stock. The par value of the New Common Stock would be adjusted accordingly from $.01 per share to $100.00 per share. If the proposal is approved by the stockholders, as a result of the reverse stock split, the total authorized shares of Common Stock will be reduced from 30,000,000 shares to 3,000 shares.

      Following the reverse stock split, no fractional shares will be authorized, and any fractional shares will be purchased from holders thereof at the rate of $6,500 per share of New Common Stock. All holders of Common Stock will be treated identically in connection with the reverse stock split, in that all fractional shares of New Common Stock will be purchased at the rate of $6,500 per share of New Common Stock.

      Following the reverse stock split and purchase of resulting fractional shares of New Common Stock, it is expected that the number of shareholders of the Company's Common Stock will be reduced from approximately 947 (as of March 26, 1999) to less than 50. As a result of the reduction in number of shareholders to less than 300, the Company intends to suspend its obligation to file periodic reports with the SEC pursuant to section 15(d) of the Exchange Act of 1934.

COSTS OF THE TRANSACTION

      The following is a statement of all expenses incurred or estimated to be incurred in connection with the going private transaction. The Company will be responsible for paying any and all of such expenses.

                  Filing Fees             $     130
                  Legal Fees                 25,000
                  Appraisal Fees             15,000
                  Solicitation Expense        5,000
                  Printing Costs              2,500

                  Total                   $  47,630

      All of the foregoing expenses, as well as the purchase price of fractional shares of New Common Stock, will be paid from the available funds of the Company.

ANTICIPATED APPROVAL OF THE
PROPOSED AMENDMENT

      It is expected that the owners of more than the necessary majority of the shares of Common Stock entitled to vote on the Proposed Amendment (including, without limitation, all shares owned by the person listed on Exhibit 1 and any shares controlled by them) will vote in favor of such amendment, and, accordingly that such amendment will receive the necessary approval from the stockholders entitle to vote on the question. Upon receipt of stockholder approval, the Company expects to move quickly to implement the Proposed Amendment and the reverse stock split authorized by such amendment.

PROCEDURAL ISSUES OF
REVERSE STOCK SPLIT

      Upon approval of the Proposed Amendment, each 10,000 shares of Old Common Stock will be converted into 1 share of New Common Stock. Fractional shares of New Common Stock will not be issued as a result of the reverse stock split. Holders of Old Common Stock otherwise entitled to a fractional share of New Common Stock following the reverse stock split will be paid cash in lieu of such fractional shares at a Purchase Price equal to $6,500 per whole share of New Common Stock. The reverse stock split will be come effective upon the filing of the Certificate of Amendment to the Company's Certificate of Incorporation with the Nevada Secretary of State. The filing of the Certificate of Amendment will occur as soon as practicable on or after the approval of the Proposed Amendment.

      The conversion of shares of Old Common Stock into New Common Stock will occur upon the filing of the Certificate of Amendment with the Secretary of State. As soon as practicable after such filing, each holder of Old Common Stock will receive a letter of transmittal containing instructions for the surrender of certificates representing shares of Old Common Stock in exchange for shares of New Common Stock and cash (in the case of fractional shares of New Common Stock) for which the shares represented by the certificates so surrendered are exchangeable pursuant to the reverse stock split.

      FOLLOWING THE REVERSE STOCK SPLIT, STOCKHOLDERS WILL RECEIVE, BY MAIL, LETTERS OF TRANSMITTAL WITH WHICH STOCK CERTIFICATES FOR OLD COMMON STOCK SHOULD BE RETURNED. STOCKHOLDERS SHOULD, THEREFORE, NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. STOCKHOLDERS OF THE COMPANY SHOULD NOT FORWARD THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL.

TREATMENT OF STOCK OPTIONS UNDER
THE COMPANY'S OPTION PLAN

      The Company has in place an incentive stock option plan (the "Plan"). The maximum number of shares of common stock reserved for issuance under the Plan is 5,000,000, with the Board of Directors having the authority to grant such options. As of October 31, 1998, options to purchase an aggregate of 1,296,000 shares of common stock were outstanding.

      Outstanding options will be subject to the same treatment as outstanding shares of common stock in regard to the proposed reverse stock split and purchase of fractional shares: the options will be split in the ratio of 10,000 shares of Old Common Stock to 1 share of New Common Stock. Option certificates will be reissued showing the adjusted number of option shares and the adjusted exercise price, with all other provisions remaining unchanged. Option holders will be paid cash for fractional option shares created by the reverse split, based upon the difference between each option holder's exercise price and the fair value established herein for the Old Common Stock, which is $0.65. Option holders whose exercise price is greater than $0.65 will receive new option certificates but no compensation for fractional shares created by the transaction. The cost of redeeming such fractional option shares is estimated to be $8,000.

FINANCIAL INFORMATION

      Audited financial statements for fiscal years 1998 and 1997 filed with the Company's most recent Annual Report on Form 10-KSB and the interim financial statements for the quarter ending April 30, 1999, reported on Form 10-QSB under Sections 13 and 15(d) of the Securities Exchange Act of 1934 are being delivered with this document.

      The ratio of earnings to fixed charges for the fiscal years ending October 31, 1998 and 1997, was 4.34 and 1.91, respectively. The ratio of earnings to fixed charges for the interim period ending April 30, 1999, was 9.53.

      The book value per share as of the fiscal year ended October 31, 1998, was $0.41.


      Pro forma data disclosing the effect of the reverse stock split and buyback of fractional shares on (1) the Company's balance sheets as of the most recent quarter end is attached as Exhibit 4; and (2) the Company's statements of income and earnings per share amounts for the most recent fiscal year end and quarter end are attached as Exhibits 5 and 6.


      The Company's book value per share as of April 30, 1999, and October 31, 1998, taking into account the effect of the reverse stock split and buyback of fractional shares was $4,338.93 and $3,945.80, respectively, per share of New Common Stock.


LIST OF EXHIBITS

9-1.    Identity  and   Background  of  Directors,   Executive   Officers,   and
        Controlling Persons of the Company.(filed herewith)

9-2. Proposed Amendment to the Company's Certificate of Incorporation.(filed herewith)

9-3. Fairness Opinion of Economic and Financial Consulting Group, Inc.(filed herewith)

9-4. Pro Forma Consolidated Balance Sheet as of April 30, 1999 and Notes. (filed herewith)

9-5. Pro Forma Consolidated Statement of Income for the year ended October 31, 1998 and Notes.(filed herewith)

9-6. Pro Forma Consolidated Statement of Income for the quarter ended April 30, 1999 and Notes.(filed herewith)

9-7. Nevada Revised Statutes, Title 7, Chapter 92A.300 - 92A.500 (Dissenters' Rights).(filed herewith)

9-8.    Accountants' Reports.(1)



(1) Incorporated by reference from Registrant's Annual Report on Form 10-KSB, filed January 29, 1999, included as an enclosure with this document.

1) PROPOSED AMENDMENT:_________FOR the amendment __________AGAINST the amendment
                                listed below                listed below




A proposed amendment to the Certificate of Incorporation of the Company which would authorize the reduction of the number of authorized shares of Common Stock from 30,000,000 to 3,000 and the increase of the par value per share of Common Stock to $100.00 from $.01 by affecting a reverse split of the Company's Common Stock, par value $.01 per share (the "Common Stock"), in the ratio of 10,000 shares to 1 share.


IN RESPECT OF OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF, THIS PROXY SHALL BE VOTED AS THE BOARD OF DIRECTORS MAY RECOMMEND.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS




THIS PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE. THE PROXY, WHEN PROPERLY EXERCISED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" PROPOSAL 1. IF OTHER MATTERS PROPERLY COME BEFORE SAID MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

NOTE:  PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY AS SOON AS POSSIBLE.

                                               DATED:_____________________,1999


                                               _________________________________
                                                  Signature of Shareholder


                                               _________________________________
                                                  Signature of Shareholder

                               Professional Dental Technologies, Inc.
                                            Exhibit 9-1
                      Identity and Background of Directors, Executive Officers,
                               and Controlling Persons of the Company

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   OCCUPATION OR EMPLOYMENT
         NAME                   POSITION                    PRESENT OCCUPATION                      DURING PAST FIVE YEARS
------------------------------------------------------------------------------------------------------------------------------------

William T. Evans      President                   President & Chief Executive Officer,    Executive Vice President
                      1996 - Present              Professional Dental Technologies, Inc.  Professional Dental Technologies, Inc.
                                                  633 Lawrence Street                     633 Lawrence Street
                      Secretary, 1987 - 1996      Batesville, Arkansas  72501             Batesville, Arkansas  72501
                                                  870-698-2300                            870-698-2300
                      Director, 1987 - Present
                      Controlling Person
------------------------------------------------------------------------------------------------------------------------------------

Robert E. Christian   Secretary & Treasurer,      Executive Vice President                Senior Vice President
                      1996 - Present              Professional Dental Technologies, Inc.  Professional Dental Technologies, Inc.
                                                  633 Lawrence Street                     633 Lawrence Street
                      Treasurer, 1988 - 1996      Batesville, Arkansas  72501             Batesville, Arkansas  72501
                                                  870-698-2300                            870-698-2300
                      Director, 1988 - Present
------------------------------------------------------------------------------------------------------------------------------------

Frank H. Newton, III  Chief Operating Officer,    Chief Operating Officer                 Chief Operating Officer
                      1993 - Present              Professional Dental Technologies, Inc.  Professional Dental Technologies, Inc.
                                                  633 Lawrence Street                     633 Lawrence Street
                                                  Batesville, Arkansas  72501             Batesville, Arkansas  72501
                                                  870-698-2300                            870-698-2300
------------------------------------------------------------------------------------------------------------------------------------

Richard L. Land       Vice President - Finance,   Vice President - Finance                Controller
                      1997 - Present              Professional Dental Technologies, Inc.  Professional Dental Technologies, Inc.
                                                  633 Lawrence Street                     633 Lawrence Street
                                                  Batesville, Arkansas  72501             Batesville, Arkansas  72501
                                                  870-698-2300                            870-698-2300

                                                                                          Controller
                                                                                          Darling Special Products, Inc.
                                                                                          P.O. Box 1000
                                                                                          Caruthersville, Missouri
                                                                                          573-333-2070
------------------------------------------------------------------------------------------------------------------------------------

J. Robert Lemon       President                   Co-Founder                              President & Chief Executive Officer,
                      1987 - 1996                 Life Plus International                 Professional Dental Technologies, Inc.
                                                  268 West Main Street                    633 Lawrence Street
                      Director, 1987 - Present    Batesville, Arkansas  72501             Batesville, Arkansas  72501
                      Controlling Person          870-698-2311                            870-698-2300
------------------------------------------------------------------------------------------------------------------------------------

Timothy A. Nolan      Director, 1988 - Present    Managing Director                       Managing Director
                                                  Multiway Associates                     Multiway Associates
                                                  268 West Main Street                    268 West Main Street
                                                  Batesville, Arkansas 72501              Batesville, Arkansas 72501
                                                  870-698-2311                            870-698-2311
------------------------------------------------------------------------------------------------------------------------------------



                               Professional Dental Technologies, Inc.
                                         Exhibit 9-1, Page 2
                      Identity and Background of Directors, Executive Officers,
                               and Controlling Persons of the Company

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   OCCUPATION OR EMPLOYMENT
         NAME                   POSITION                    PRESENT OCCUPATION                      DURING PAST FIVE YEARS
------------------------------------------------------------------------------------------------------------------------------------
J. Philip Boesel, Jr. Director, 1995 - Present    Retired                                 First Vice President - Investment Banking
                                                                                          Kirkpatrick, Pettis, Smith, Polian, Inc.
                                                                                          1501 50th Street, Suite 350
                                                                                          West Des Moines, Iowa  50266
                                                                                          515-224-8520
------------------------------------------------------------------------------------------------------------------------------------

Michael S. Black      Director, 1996 - Present    Partner                                 Partner
                                                  Smith & Black, CPA's & Consultants      Smith & Black, CPA's & Consultants
                                                  421 Broad Street                        421 Broad Street
                                                  Lake Geneva, Wisconsin 53147            Lake Geneva, Wisconsin 53147
                                                  414-248-9112                            414-248-9112
------------------------------------------------------------------------------------------------------------------------------------

                     Professional Dental Technologies, Inc.
                                   Exhibit 9-2
                 Proposed Amendment to the Company's Certificate
                     of Incorporation Adopted April 6, 1999



Article FOURTH of the Certificate of Incorporation of the Company is hereby amended by:

     Replacing the Article with the following:

     FOURTH: The total authorized capital of this corporation is the sum of Three Hundred Thousand Dollars ($300,000) comprised of Three Thousand (3,000) common shares having a par value of One Hundred Dollars ($100). There shall be only one class of shares of the corporation; to wit: Common.

                     PROFESSIONAL DENTAL TECHNOLOGIES, INC.

                   FAIRNESS OPINION OF ECONOMIC AND FINANCIAL
                             CONSULTING GROUP, INC.

                                   EXHIBIT 9-3


                       ECONOMIC AND FINANCIAL CONSULTING
                                  GROUP, INC.
 ------------------------------------------------------------------------------
            6 Richland Hills Cove . Conway, AR 72032 . (501) 327-5826


March 23, 1999



Mr. J. Philip Boesel
Chairman, Special Committee
The Board of Directors
Professional Dental Technologies, Inc.


RE: FAIRNESS OPINION

Dear Mr. Boesel:

You, as Chairman of the Special Committee of the Board of Directors of Professional Dental Technologies, Inc. ("Pro-Dentec" or the "Company") have requested that we provide a fairness opinion regarding the value of the common stock of the Company. This valuation is to be used in structuring a transaction involving the reverse split of the Common Stock of the Company, and the subsequent repurchase by the Company of fractional shares created through this transaction, as part of the process to take the Company private.

It is our opinion that the fair market value of the common stock of the Company is in the range $0.5709 to $0.7136 per share. Our methodology utilized in reaching this conclusion is described in detail in the attached opinion document.

In connection with rendering this opinion, we have reviewed, among other things,
(i) the proposed transaction,  (ii) historical operating results of the Company,
(iii) internally prepared projections concerning the future performance of the Company, and (iv) the historical and current trading performance of the Company's stock. We have held discussions with members of the management of the Company regarding the past and current business operations as well as the future prospects of the Company. We have reviewed industry specific data regarding the valuation of publicly traded companies in the dental market as well as other such information as we consider appropriate.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information reviewed by us for purposes of this opinion, whether publicly available or provided to us by representatives of the Company, and we have not assumed any responsibility for independent verification of such information. Based upon the forgoing and based upon other such matters that we consider relevant, it is our opinion that the consideration to be received by the shareholders of the Company as a result of the transaction, as indicated above, is fair from a financial point of view as of the date hereof.

Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of March 8, 1999. Our opinion is directed to the Special Committee of the Board of Directors of the Company and does not constitute a recommendation to any stockholders of the Company as to how the stockholder should vote at the stockholder's meeting held in connection with the transaction. It is understood that subsequent developments may affect the conclusions reached in this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.


Sincerely,


/s/ Ralph D. Scott, Jr.
--------------------------
RALPH D. SCOTT, JR., Ph.D.



/s/ Keith Berry
--------------------
S. KEITH BERRY, Ph.D.

                     Professional Dental Technologies, Inc.

                                Fairness Opinion




This document is based upon information provided by Professional Dental Technologies, Inc. ("Pro-Dentec") as well as sources deemed to be reliable. The information set forth in this document is intended solely for use by the Board of Directors of Pro-Dentec. Possession of this document, or a copy thereof, does not carry with it the right of publication of all or part of it, nor may it be used for any purposes by anyone but the Board of Directors of Pro-Dentec without the previous written consent of the Economic and Financial Consulting Group, Inc. ("EFCG"), or the Board of Directors of Pro-Dentec, and in any event only with attribution to EFCG. The compensation received by EFCG from this engagement is not dependent on the consummation of the transaction evaluated herein.






/s/ S. Keith Berry                                   /s/ Ralph D. Scott

S. Keith Berry, Ph.D.                                Ralph D. Scott, Jr. Ph.D

EXECUTIVE SUMMARY

The Economic and Financial Consulting Group, Inc. ("EFCG") has been retained by Pro-Dentec ("the Company") to provide a fairness opinion regarding the value of currently outstanding common stock. This opinion has been requested in connection with a contemplated transaction which calls for the company to effect a reverse split of its common stock in a ratio to be determined. Fractional shares created in the transaction will be mandatorially redeemed by the company.

Based upon our analysis, the fair market value of the common stock of Pro-Dentec is in the range $0.5709 to $0.7136 per share. The basis for our conclusion and our methodology will be explained in detail below.

THE TRANSACTION

As of the date of this report, the major elements of the contemplated transaction are to be as follows:

o The Company is contemplating a reverse split of its common stock in a ratio to be determined.
o    Shareholders   holding   fractional  shares  post  split  will  have  their
     fractional shares repurchased by the company at a fair price.

DUE DILIGENCE REVIEW

As an integral part of determining the fair market value of Pro-Dentec's common stock, EFCG conducted an extensive review of the material provided by the Company, including its historical financial results and projections of future operating results. In addition, EFCG conducted interviews with management on location. In general our discussions with management centered on the following issues:

o    The history, nature and historical operating results of the business.
o The outlook for the Company's business, including assumptions used in projecting future operating results.
o    The historical trading performance of the Company's common stock.

VALUATION

EFCG has considered several methods to evaluate the fair market value of the Company's common stock. These methods are (i) the evaluation of the business as a going concern utilizing discounted cash flow approaches to valuation; (ii) current and historical market prices; (iii) net book value; (iv) liquidation value; and (v) multiplier approaches based on comparisons to publicly traded comparable companies. Although we have examined (and will discuss, below) all of these approaches to valuation we believe, in general and for Pro-Dentec specifically, that discounted cash flow approaches are far superior to other valuation methodologies. The basis for this opinion is explained in detail in our analysis below.

Valuation as a Going Concern (Discounted Cash Flow Approaches)

In general, the value of any asset, whether it be financial or real, should be equal to the present value of the free cash flows accruing to the owner of the asset. Applied to a business valuation this methodology is premised on the assumption that a buyer (shareholder) purchases a series of cash flows that would be generated over time. Value is ascribed only to cash flows that can ultimately be taken out of the business. Cash that is generated but used to sustain the business (such as increases in working capital and capital expenditures) creates no incremental value to the shareholder. Valuations based on this premise must necessarily define an appropriate cash flow and must also determine an appropriate discount factor to be used in converting projected future magnitudes into present value terms. Each of these components of the valuation problem is discussed in detail below. Conclusions specific to the value of Pro-Dentec as a going concern are summarized in Tables 3 through 6, attached.

MEASURE OF CASH FLOW:

Two measures of cash flow are widely accepted. The first measure of cash flow, net cash flow to equity, is defined below:

                 Net Income (after taxes)
               + Depreciation and amortization
               - Capital expenditures
               - Changes in working capital
               + Net changes in long term debt
               = Net cash flow to equity

Historical and projected future financial data that would provide the basis for the computation of values of this variable are summarized in Tables (1) and (2), respectively. Tables (3) and (4) specifically demonstrate the computation of projected future net cash flow to equity evaluated at constant purchasing power as based on the projections provided by Pro-Dentec management. In Tables (3) and
(4) we have also scaled the Pro-Dentec future projections upward by a factor of 2% per annum to account for the effects of inflation. We believe that this is a conservative estimate of future inflation given the current general (CPI) inflation rate. We have also examined the historical behavior of the prices of primary Pro-Dentec products and have ascertained that they have inflated at a rate significantly below the general inflation rate (primarily because of a desire to maintain the relative position of product prices in a highly competitive market). Consequently, the use of a 2% growth factor accounts for real growth IN EXCESS OF the amounts projected by Pro-Dentec management.

A second measure of cash flow focusing on net cash flow available to overall invested capital, equity plus debt, is defined below:

                 Earnings before interest and taxes (EBIT)
               - Taxes on EBIT
               + Depreciation and amortization
               - Capital expenditures
               - Changes in working capital
               = Net cash flow to overall invested capital

Projected future values of this variable based on projections provided by Professional Dental Technologies, Inc. management as contained in the data base described by Table (2) are summarized in Tables (5) and (6). Those tables also scale Pro-Dentec projections upward to account for the effects of inflation, as discussed above.

DISCOUNT FACTOR:

The appropriate discount factor used to convert future magnitudes into present value terms is dependent on which of the cash flow approaches, discussed above, is ultimately utilized. If the focus is on net cash flow to equity, then the appropriate discount factor would be a rate of return on equity. Table (7) demonstrates the build-up of appropriate rates of return on equity. As the table demonstrates, the starting point for this analysis is a current relatively risk free rate of return such as that available on long term government debt. To this basic rate an equity risk premium reflecting the difference between large company stocks and long term government bonds, adjusted for a particular company, is added. An additional risk premium, based on size, would then be added to account for the extra risk associated with smaller companies. Given these considerations the appropriate rate of return on equity is calculated in accordance with equation (1), below:

(1)   ke = Rf + ((beta) x ERP) + SP

Where ke = Rate of return on equity.

      Rf = Risk free rate of return which is assumed to be 5.75% based on the current yield on long term government bonds as reported in the Wall Street Journal, this date.

  (beta) = A measure of a particular security's volatility (risk) as related to the market in general. According to information contained in Ibbotson
           Associates:  INDUSTRY  COST  OF  CAPITAL, an  appropriate  measure of
           (beta) would amount to 0.95.

     ERP = equity risk premium which is assumed to be 7.8% based on information contained in Ibbotson Associates: STOCKS, BONDS, BILLS AND INFLATION 1998 YEARBOOK (IBBOTSON).

     SP  = Size risk premium which is assumed to be 3.3 % based on IBBOTSON.

Performing the computation indicated by equation (1), with the assumptions above, indicates an appropriate rate of return on equity (ke) of 16.46%. It should be noted that in our opinion this represents a conservative estimate of ke because the SP that we have utilized represents the expected micro-capitalization equity size premium as reported in IBBOTSON. This size category contains companies with market capitalization of up to $261million which would generally be considered to be significantly less risky than Pro-Dentec which has market capitalization of less than $10 million.

An alternative approach would involve the use of estimates of ke specific to the dental equipment and supplies industry (SIC Code 3843) as reported in Ibbotson and Associates: INDUSTRY COST OF CAPITAL. The basic reported equity return, 14.23% (industry composite return for an industry predominantly comprised of companies that would be classified as low capitalization companies) should then be adjusted to account for the size premium that would be appropriate for micro-capitalization companies, 1.6% (micro-capitalization equity premium - low capitalization equity premium), to yield a value of ke amounting to 15.83%.

In conclusion, we believe that a conservative estimate of the appropriate equity return for Pro-Dentec would be in the range 15.83% to 16.46%. IBBOTSON and other sources that we have relied on are generally considered to be extremely authoritative in our discipline. These sources are widely utilized and quoted in issues concerning the evaluation of risk premia and other financial issues.

For valuations based on cash flows available to overall invested capital (free cash flows), the appropriate discount factor would be a weighted average cost of capital. The weighted average cost of capital can be described as the average price a company must pay to attract both debt and equity to properly capitalize the firm's operation and growth. The weighted average cost of capital is defined by equation (2), below:

(2)   ka = (ke x we) + (kd(1-t) x wd)

Where ka = weighted average cost of capital

      ke = rate of return on equity which is assumed to be in the range 15.83% to 16.46% as discussed above.

      we = Percentage of equity capital in the capital structure.

      kd = rate of return on debt
      t= company's effective income tax rate

      wd = percentage of debt capital in the capital structure

Performing the computation indicated by equation (2) indicates an average weighted average cost of capital for the years 1999-2004 in the range 12.67% to 13.14%. We have utilized an average for these years because the values for we, wd and kd differ for each year in the projection period as summarized in Tables
(8) and (9). The terminal value of ka, utilized for year 2005 and subsequent years, is in the range 12.93% to 13.42%, which represents the weighted average cost of capital for the year 2004.

VALUATION:

Given the discussion of cash flows and discount factors, above, the basic valuation of Pro-Dentec as a going concern (discounted cash flow analysis) is described by equation (3), below:

                5            t                    5
(3)  Value = (SIGMA) Ct/(1+k)  + (Cf /(k-g))/(1+k)  -  current debt claims
              t = 0

Where Value = present value of projected future cash flows

      Ct =  Cash flow in year t as summarized  for various  scenarios in Tables
             (3) through (6).

      Cf =  Normalized future cash flow as reported in Tables (3) through (6).

      k = appropriate discount factor, either rate of return on equity (ke) or weighted average cost of capital (ka).

      g = projected growth in future cash flows which is assumed to be 2%. As discussed above we believe that 2% would fully account for the effects of inflation as well as real growth in excess of that projected by Pro-Dentec management. It should be noted that any changes in inflation in future years would effect k and g in the same direction so as to have little effect on our computations.

      Current debt claims = current outstanding debt of the company as of October 31, 1998. Debt claims amounting to $2,736,000 are subtracted for valuations focusing on free cash flows available to debt and equity, but are ignored in valuations focusing on cash flows available to equity.

Value calculated in accordance with equation (3) is converted into a per share basis by dividing by 14,100,000 outstanding shares. Our valuations are summarized in Tables (3) through (6). Tables (3) and (4) focus on an equity approach to valuation and indicate a value per share in the range $0.5709 to $0.5943. Tables (5) and (6) focus on a free cash available to debt and equity approach to valuation and indicate a value per share in the range $0.6686 to $0.7136. It should be noted that the valuations that we have computed, based on projected future cash flow information provided by Pro-Dentec management, are considerably in excess of the valuations that could be derived based on the historical performance of Pro-Dentec in the last 5 years as demonstrated by Table (1).

CURRENT AND HISTORICAL MARKET PRICES

In financial theory and literature, the "Efficient Markets Hypothesis" argues that all publicly available information should at all points in time be fully incorporated into the value of securities. Consequently, for most publicly traded securities the current market price of common stock should reflect the intrinsic value of discounted projected future cash flows based on information available at the time. In the case of thinly traded securities, such as Pro-Dentec, it would not necessarily be true that current stock price would always be equal to intrinsic value. More specifically, while the shares of Pro-Dentec are publicly traded, they are closely held, are frequently not traded, and when they do trade, tend to trade in small volume. Approximately 90% of the shares are restricted as to sale by a formal shareholder agreement, and have never been traded. Table (10), which illustrates trading volume over the last 6 months, supports these points. Average daily trading volume of 1,659 shares for that period amounts to only 0.0118% of total outstanding shares. Additionally, an examination of Table (10) and Chart (1) indicates that over the last 6 months stock prices have fluctuated from a low of $0.56 per share to a high of $0.88 per share. This represents a variation of prices in a range covering 47.07% of average value over that period. Fluctuations are even more significant when longer periods are analyzed. Given these facts it is our opinion that current and historical stock prices would not necessarily be the best indicator of future value in the case of Pro-Dentec.

Even though we have argued above that it is not clear that market price would be an accurate indicator of the true intrinsic value of Pro-Dentec stock, a calculation of average stock price over the last 3 months and 6 months indicates values of $0.66 per share and $0.68 per share, respectively. While we do not feel that these average stock prices represent definitive indicators of economic value, the figures are certainly corroborative of our earlier results involving discounted future cash flows.

An additional point related to the use of current and historical stock prices as indicators of value would involve the notion that, all other things being equal, ownership interests which are not freely marketable are worth less than the same shares if they were regularly traded. Consequently, any valuation based on current or historical stock prices would be subject to a significant illiquidity discount.

PUBLICLY TRADED COMPARABLE COMPANIES

In many instances multiplier approaches based on price/earnings ratios or similar measures are used for valuation purposes. This methodology entails identifying publicly traded comparable companies and assuming that financial and valuation ratios would be similar across companies. It should be stressed that the appropriate multiplier utilized in these instances would essentially be the inverse of the rates of return on equity (ke) or weghted average cost of capital
(ka) utilized in the discounted cash flow analysis. Consequently, this is a valuation technique that is primarily corroborative in nature.

In an attempt to corroborate our findings reported above we examined a number of publicly traded companies sharing some similarities with Pro-Dentec. In our analysis we found that Pro-Dentec is fairly unique in that it is relatively small, is vertically integrated in the manufacturing and sale of its core products, and sells its products in narrow dental market niches. There are some companies that sell the same products, but also sell substantially different products; consequently, it is difficult to disentangle the separate effects of the relevant divisions. Other companies focus on either manufacturing or selling the relevant products. Additionally, it should be noted that significant discrepancies in size exist across many of these companies. Of those companies that are publicly traded, with a substantial part of their business in the dental industry, and that manufacture and sell their products, relevant financial ratios provide little guidance. For example, many of those companies have recently incurred losses, so that calculations of Price/Earnings ratios are not meaningful. Further, those companies do not produce and sell in the same narrow dental market niches that Pro-Dentec does. Consequently, we concluded that for purposes of valuing Pro-Dentec's common stock, there were no publicly traded comparable companies.

BOOK VALUE PER SHARE

Pro-Dentec is engaged in a dynamic and ever-changing dental market. Book value per share measures are inherently backward-looking and reflective of past performance; they are not necessarily indicative of future performance. In dynamic markets proper valuation of common stock should reflect expectations of FUTURE performance. Note also that Pro-Dentec's book value per share as of October 31, 1998 was $0.41, which is significantly less than Pro-Dentec's current and historical prices. For these reasons we concluded that use of book value per share in the valuation of Pro-Dentec common stock is not appropriate.

LIQUIDATION VALUE

Usage of liquidation is not appropriate here. Pro-Dentec is not in a business posture where liquidation is remotely possible. Additionally, any liquidation value would necessarily be below the book value. As discussed above, book value per share is not appropriate for valuation purposes here. Similarly, liquidation value is not appropriate.

VALUATION SUMMARY

Based on the analysis above, we conclude that the fair market value of the Company's common stock lies within the range $0.5709 per share to $0.7136 per share. Tables (3) - (6) document the computations used to derive this range based on discounted cash flow approaches to valuation. As discussed above, we believe that discounted cash flow approaches to valuation are, in general, superior to other valuation techniques. That is especially true in the case on Pro-Dentec where other valuation methodologies, discussed above, do not appear to be appropriate.

                                               TABLE 1
                                     FIVE YEAR OPERATING HISTORY
                                         ($000's Except EPS)


                                                                            YEAR
--------------------------------------------------------------------------------------------------------------------
                ITEM                                  1994          1995          1996          1997           1998
--------------------------------------------------------------------------------------------------------------------

Net Sales                                           24,101        23,769        21,789        23,823         27,524
Cost of Goods                                        9,601         9,160         9,235         9,427         10,798
Gross Profit                                        14,500        14,519        12,554        14,396         16,726
Operating Expense                                   13,377        13,379        11,228        13,155         14,978
Operating Income                                     1,123         1,140         1,326         1,241          1,748
Other Income (Expense)                                (588)         (957)         (931)         (485)           256
Profit Before Tax                                      535           183           395           756          2,004
Income Tax                                             234            72           137           293            784
Net Income                                             301           111           258           463          1,220
EPS                                                   0.02          0.01          0.02          0.03           0.09
Average No. of Shares                               14,988        14,476        14,104        14,100         14,100
 ....................................................................................................................

Cash                                                 1,244           899         1,128         1,267          1,833
Current Assets                                       5,588         5,442         5,523         6,389          8,313
Net Fixed Assets                                     1,575         1,513         1,980         2,494          2,731
Total Assets                                         8,073         7,709         7,977         9,014         11,179
Current Liabilities                                  3,701         3,391         2,908         3,180          4,159
Long Term Debt                                         723           527           677           755            835
Net Worth (Shareholders Equity)                      3,649         3,792         4,086         4,574          5,819
 ....................................................................................................................

Cash from Operations                                   497           644         1,415         1,138            915
Cash Invested                                       (1,075)       (1,068)       (1,151)         (280)        (1,079)
Cash from Financing                                    594            72          (447)         (319)           632
Net Cash Flow                                           11          (345)         (183)          539            468
--------------------------------------------------------------------------------------------------------------------

                                               TABLE 3


                DISCOUNTED CASH FLOW ANALYSIS OF EQUITY CAPITAL ($000's)

                COST OF EQUITY=                                                       15.83%
                LONG-TERM GROWTH RATE =                                                2.00%
                NUMBER OF SHARES =                                               14,100,000

                                                                                   YEAR
----------------------------------------------------------------------------------------------------------------------------------
                ITEM                                 1999           2000            2001           2002         2003         2004
----------------------------------------------------------------------------------------------------------------------------------

Net Income                                        $ 1,044        $ 1,280         $ 1,526        $ 1,619      $ 1,665      $ 1,688
Plus: Changes in Long-term Debt                      (315)           780           1,133            824          675         (552)
Plus: Deprec. and Amort.                              701            727             763            852          964        1,141
Less: Change in Work. Cap.                            318           (123)           (106)          (168)        (120)         (58)
Less: Capital Expenditures                           (600)        (1,832)         (2,230)        (2,403)      (2,322)      (1,172)
 ..................................................................................................................................

Constant Dollar Cash Flow                         $ 1,148        $   832         $ 1,086        $   724      $   862      $ 1,047
Current Dollar Cash Flow                          $ 1,148        $   849         $ 1,130        $   768      $   933      $ 1,156
DISCOUNTED CASH FLOW                              $ 1,148        $   733         $   842        $   494      $   518        $ 554
----------------------------------------------------------------------------------------------------------------------------------

Current dollar normalized cash flow used for terminal value =                                   $ 1,179


Sum of Discounted Free Cash Flows, 1999-2004                                    $  4,290
Terminal Value                                                                  $  4,089
                                                 Total Equity Value             $  8,379

                              Equity Value per Share                            $ 0.5943

                                               TABLE 4


                DISCOUNTED CASH FLOW ANALYSIS OF EQUITY CAPITAL ($000's)

                COST OF EQUITY =                                               16.46%
                LONG-TERM GROWTH RATE =                                         2.00%
                NUMBER OF SHARES =                                           14,100,000

                                                                              YEAR
----------------------------------------------------------------------------------------------------------------------------
                ITEM                                  1999         2000          2001        2002         2003         2004
----------------------------------------------------------------------------------------------------------------------------

Net Income                                         $ 1,044       $1,280       $ 1,526      $1,619      $ 1,665      $ 1,688
Plus: Changes in Long-term Debt                       (315)         780         1,133         824          675         (552)
Plus: Deprec. and Amort.                               701          727           763         852          964        1,141
Less: Change in Work. Cap.                             318         (123)         (106)       (168)        (120)         (58)
Less: Capital Expenditures                            (600)      (1,832)       (2,230)     (2,403)      (2,322)      (1,172)
----------------------------------------------------------------------------------------------------------------------------

Constant Dollar Cash Flow                          $ 1,148        $ 832       $ 1,086       $ 724        $ 862      $ 1,047
Current Dollar Cash Flow                           $ 1,148        $ 849       $ 1,130       $ 768        $ 933      $ 1,156
 DISCOUNTED CASH FLOW                              $ 1,148        $ 729         $ 833       $ 486        $ 507        $ 540
----------------------------------------------------------------------------------------------------------------------------

Current dollar normalized cash flow used for terminal value =      $1,179


Sum of Discounted Free Cash Flows, 1999-2004                                  $ 4,243
Terminal Value                                                                $ 3,806
                                               Total Equity Value             $ 8,049

                               Equity Value per Share                        $ 0.5709


                                                                TABLE 5


                DISCOUNTED CASH FLOW ANALYSIS OF INVESTED CAPITAL($000's)

                COST OF EQUITY=                                                                    15.83%
                WEIGHTED COST OF CAPITAL =                                                         12.67%
                LONG-TERM GROWTH RATE =                                                             2.00%
                NUMBER OF SHARES =                                                             14,100,000

                                                                                          YEAR
----------------------------------------------------------------------------------------------------------------------------------
ITEM                                   1999              2000              2001             2002             2003           2004
----------------------------------------------------------------------------------------------------------------------------------
EBIT                                 $ 1,920           $ 2,229          $  2,579          $ 2,753          $ 2,904        $ 2,943
Less:Taxes on EBIT                      (739)             (853)             (986)          (1,053)          (1,111)        (1,126)
Plus: Deprec. and Amort.                 701               727               763              852              964          1,141
Less: Change in Work. Cap.               318              (123)             (106)            (168)            (120)           (58)
Less: Capital Expenditures              (600)           (1,832)           (2,230)          (2,403)          (2,322)        (1,172)
 ..................................................................................................................................

Constant Dollar Cash Flow            $ 1,600           $   148          $     20            $ (19)           $ 315        $ 1,728
Current Dollar Cash Flow             $ 1,600           $   151          $     21            $ (20)           $ 341        $ 1,908
DISCOUNTED CASH FLOW                 $ 1,600           $   134          $     16            $ (14)           $ 212        $ 1,051
----------------------------------------------------------------------------------------------------------------------------------

Current dollar normalized cash flow used for terminal value =                             $ 1,946

Sum of Discounted Cash Flows, 1999-2004                                 $  2,998
Terminal Value                                                          $  9,800
                                             Total Value                $ 12,798
                                             Less Debt                  $ (2,736)
                                             Total Equity Value         $ 10,062

                             Equity Value per Share                     $ 0.7136


                                                     TABLE 6


                DISCOUNTED CASH FLOW ANALYSIS OF INVESTED CAPITAL($000's)

                COST OF EQUITY=                                                16.46%
                WEIGHTED COST OF CAPITAL =                                     13.14%
                LONG-TERM GROWTH RATE =                                         2.00%
                NUMBER OF SHARES =                                         14,100,000

                                                                               YEAR
----------------------------------------------------------------------------------------------------------------------------
ITEM                                            1999             2000            2001        2002         2003         2004
----------------------------------------------------------------------------------------------------------------------------
EBIT                                          $1,920          $ 2,229         $ 2,579     $ 2,753       $2,904       $2,943
Less:Taxes on EBIT                              (739)            (853)           (986)     (1,053)      (1,111)      (1,126)
Plus: Deprec. and Amort.                         701              727             763         852          964        1,141
Less: Change in Work. Cap.                       318             (123)           (106)       (168)        (120)         (58)
Less: Capital Expenditures                      (600)          (1,832)         (2,230)     (2,403)      (2,322)      (1,172)
 ............................................................................................................................

Constant Dollar Cash Flow                     $1,600            $ 148            $ 20       $ (19)       $ 315       $1,728
Current Dollar Cash Flow                      $1,600            $ 151            $ 21       $ (20)       $ 341       $1,908
DISCOUNTED CASH FLOW                          $1,600            $ 133            $ 16       $ (14)       $ 208       $1,029
----------------------------------------------------------------------------------------------------------------------------

Current dollar normalized cash flow used for terminal value =                             $ 1,946


Sum of Discounted Cash Flows, 1999-2004                                       $ 2,973
Terminal Value                                                                $ 9,190
                                         Total Value                          $12,163
                                         Less Debt                            $(2,736)
                                         Total Equity Value                   $ 9,427

                              Equity Value per Share                          $0.6686


                                               TABLE 8
                            WEIGHTED AVERAGE COST OF CAPITAL FOR TABLE 5
                                              ($000's)
                                       Cost of Equity = 15.83%
                                          Tax Rate = 38.3%

                                                                                                YEAR
---------------------------------------------------------------------------------------------------------------------------
                ITEM                             1999             2000           2001        2002        2003         2004
---------------------------------------------------------------------------------------------------------------------------

Interest                                          223              156            108         132         207          209
Debt                                            2,091            2,118          3,093       3,927       4,602        4,050
Cost of Debt                                   10.66%            7.37%          3.49%       3.36%       4.50%        5.16%
Common Equity                                   5,862            7,142          8,668      10,286      11,951       13,639
Debt + Common Equity                            7,953            9,260         11,761      14,213      16,553       17,689
Debt Proportion                                26.29%           22.87%         26.30%      27.63%      27.80%       22.90%
Equity Proportion                              73.71%           77.13%         73.70%      72.37%      72.20%       77.10%
---------------------------------------------------------------------------------------------------------------------------

Weighted Avg. Cost of Capital                  13.40%           13.25%         12.23%      12.03%      12.20%       12.93%
---------------------------------------------------------------------------------------------------------------------------

Average WACC for Years 1999-2004 =                              12.67%


                                               TABLE 9
                            WEIGHTED AVERAGE COST OF CAPITAL FOR TABLE 6
                                              ($000's)
                                       Cost of Equity= 16.46%
                                          Tax Rate = 38.3%

                                                                                                YEAR
---------------------------------------------------------------------------------------------------------------------------
                ITEM                              1999            2000          2001        2002         2003         2004
---------------------------------------------------------------------------------------------------------------------------

Interest                                           223             156           108         132          207          209
Debt                                             2,091           2,118         3,093       3,927        4,602        4,050
Cost of Debt                                    10.66%           7.37%         3.49%       3.36%        4.50%        5.16%
Common Equity                                    5,862           7,142         8,668      10,286       11,951       13,639
Debt + Common Equity                             7,953           9,260        11,761      14,213       16,553       17,689
Debt Proportion                                 26.29%          22.87%        26.30%      27.63%       27.80%       22.90%
Equity Proportion                               73.71%          77.13%        73.70%      72.37%       72.20%       77.10%
---------------------------------------------------------------------------------------------------------------------------

Weighted Avg. Cost of Capital                   13.86%          13.73%        12.70%      12.49%       12.66%       13.42%
---------------------------------------------------------------------------------------------------------------------------

Average WACC for Years 1999-2004=                               13.14%


                                     Chart

                         Historical Common Stock Prices


[Line graph and bar graph containing stock prices of the Company from September 15, 1998 through March 10, 1999]

                                               PROFESSIONAL DENTAL TECHNOLOGIES, INC.
                                                PRO FORMA CONSOLIDATED BALANCE SHEET
                                                           APRIL 30, 1999
                                                              Exhibit 9-4


                                                            IN THOUSANDS
                                                          -----------------------------------------------
                                                                           Reverse Split &
                                                                               Buyback
                                                            As Reported      Adjustments       Pro Forma
                                                          -----------------------------------------------

ASSETS

     Current Assets:
        Cash and cash equivalents                           $    1,548          (650)          $    898
        Certificates of deposit                                    209                              209
        Accounts recievable, net                                 2,523                            2,523
        Inventory                                                2,550                            2,550
        Advances to employees, officers and directors               70                               70
        Deferred income taxes                                      211                              211
        Other current assets                                       449                              449
                                                          -----------------------------------------------
            Total current assets                                 7,560          (650)             6,910

     PROPERTY AND EQUIPMENT, NET                                 2,695                            2,695
     INVESTMENTS IN AND ADVANCES TO AFFILIATES                       -                                -
     DEFERRED INCOME TAXES                                         122                              122
     OTHER ASSETS                                                    9                                9
                                                          -----------------------------------------------

     TOTAL                                                  $   10,386        $ (650)          $  9,736
                                                          ===============================================


LIABILITIES AND STOCKHOLDERS' EQUITY

     Current Liabilities:
        Notes payable - line of credit                      $      223                         $    223
        Accounts payable - trade                                 1,065                            1,065
        Accrued payroll and payroll taxes                          553                              553
        Accrued warranty costs                                     150                              150
        Other accrued liabilities                                  411                              411
        Current portion of long-term debt                          461                              461
        Current portion of capital lease obligations               209                              209
                                                          -----------------------------------------------
            Total current liabilities                            3,072                            3,072

     Long-Term Debt, Net of current portion                        714                              714
     Captial Lease Obligations, Net of current portion             266                              266
                                                          -----------------------------------------------
            Total liabilities                                    4,052                            4,052

     STOCKHOLDERS' EQUITY:
        Common stock, at par                                       141           (10)               131
        Additional paid-in capital                                 316                              316
        Retained Earnings                                        5,877          (640)             5,237
                                                          -----------------------------------------------
            Total stockholders' equity                           6,334          (650)             5,684

     TOTAL                                                  $   10,386        $ (650)          $  9,736
                                                          ===============================================

Common stock book value                                     $6,334,000      (650,000)         5,684,000
Number of common shares outstanding                         14,148,000                            1,310
            Book value per share                            $     0.45                       $ 4,338.93


                     Professional Dental Technologies, Inc.
                 Notes to Pro Forma Consolidated Balance Sheets
                                 April 30, 1999




1.   Reverse Split and Buyback Adjustments:

     The pro forma balance sheets reflect the reduction in cash and cash equivalents and the decrease in stockholders' equity of $650,000 (100 shares x $6,500/share) resulting from the buyback of estimated fractional common shares after the 1-for-10,000 reverse common stock split (100 aggregate shares) at $6,500 per share, as if the buyback occurred at October 31, 1998.


     The estimate that 100 shares of New Common Stock will be redeemed in the form of fractional shares was made by analyzing the lists of registered stockholders and of non-objecting beneficial owners ("NOBO"), and by estimating the holding of those objecting beneficial owners whose names and number of shares owned do not appear on the NOBO list.


     The pro forma book value per share reflects the lower common stock book value and the lower number of common shares outstanding after the split and buyback.


                               PROFESSIONAL DENTAL TECHNOLOGIES, INC.
                             Pro Forma Consolidated Statement of Income
                                 For the Year Ended October 31, 1998
                                             Exhibit 9-5

                                                                                          IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                                                                 -------------------------------------------------------------------
                                                                                       Reverse Split &
                                                                                           Buyback
                                                                       As Reported        Adjustments            Pro Forma
                                                                 ----------------------------------------------------------

SALES                                                            $    27,524         $          -          $ 27,524
                                                                                                                  -
COST OF GOODS SOLD                                                    10,798                                 10,798
                                                                 ----------------------------------------------------------

   Gross profit                                                       16,726                                 16,726

OPERATING EXPENSES                                                    14,978                                 14,978
                                                                 ----------------------------------------------------------

   Income from operations                                              1,748                    -             1,748

OTHER INCOME (EXPENSE):
   Affiliate activity                                                    (69)                                   (69)
   Interest expense                                                     (281)                                  (281)
   Miscellaneous income (expense)                                        606                  (29)              577
                                                                 ----------------------------------------------------------

INCOME BEFORE INCOME TAXES                                             2,004                  (29)            1,975

PROVISIONS FOR INCOME TAXES                                              784                  (11)              773
                                                                 ----------------------------------------------------------

NET INCOME                                                       $     1,220         $        (18)         $  1,202
                                                                 ==========================================================

WEIGHTED AVERAGE OF OUTSTANDING SHARES                            14,148,000          (14,146,690)            1,310

BASIC EARNINGS PER SHARE                                         $      0.09                               $ 920.77
                                                                 ==========================================================

DILUTED EARNINGS PER SHARE                                       $      0.09                               $ 920.77
                                                                 ==========================================================

                     PROFESSIONAL DENTAL TECHNOLOGIES, INC.
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE QUARTER ENDING APRIL 30, 1999
                                    Exhibit 9-6

                                      IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                                     -------------------------------------------
                                                   Reverse Split &
                                                       Buyback
                                      As Reported    Adjustments  Pro Forma
                                     -------------------------------------------

SALES                                 $    7,383                  $ 7,383

COST OF GOODS SOLD                         3,063                    3,063
                                     -------------------------------------------

  Gross profit                             4,320                    4,320

OPERATING EXPENSES                         3,659                    3,659
                                     -------------------------------------------

  Income from operations                     661                      661

OTHER INCOME (EXPENSE):
   Affiliate activity                        (25)                     (25)
   Interest expense                          (38)                     (38)
   Miscellaneous income (expense)             25            (7)        18
                                     -------------------------------------------

INCOME BEFORE INCOME TAXES                   623            (7)       616

PROVISIONS FOR INCOME TAXES                  245            (3)       242
                                     -------------------------------------------

NET INCOME                            $      378   $        (4)   $   362
                                     ===========================================

WEIGHTED AVERAGE OF OUTSTANDING
  SHARES                              14,148,000   (14,146,690)     1,310

BASIC EARNINGS PER SHARE              $     0.03                  $276.34
                                     ===========================================

DILUTED EARNINGS PER SHARE            $     0.03                  $276.34
                                     ===========================================

                     Professional Dental Technologies, Inc.
              Notes to Pro Forma Consolidated Statements of Income
                       April 30, 1999 and October 31, 1998


1.   Reverse Split and Buyback Adjustments:

     The pro forma statements of income reflect the reduction in interest income, net of income taxes, to give effect to the $650,000 (100 shares $6,500/share) reduction of cash and cash equivalents to acquire the estimated fractional common shares outstanding after the 1-for-10,000 reverse common stock split at $6,500 per share, as if the reverse split (100 aggregate shares) and buyback occurred at October 31, 1997.


     The estimate that 100 shares of New Common Stock will be redeemed in the form of fractional shares was made by analyzing the lists of registered stockholders and of non-objecting beneficial owners ("NOBO"), and by estimating the holding of these objecting beneficial owners whose names and number of shares owned do not appear on the NOBO list.


     The pro forma basic and diluted earnings per share reflect the lower net income and the lower number of common shares outstanding after the reverse stock split and buyback of fractional common shares at $6,500 per share.

                     PROFESSIONAL DENTAL TECHNOLOGIES, INC.
                                   EXHIBIT 9-7

                             NEVADA REVISED STATUTES

                            CHAPTER 92A.300 - 92A.500

                           RIGHTS OF DISSENTING OWNERS

  WEST PUBLISHING CO.


  Corporations 182.4(4) to 182.4(6), 584.


  WESTLAW Topic No.101.


  C.J.S.    Corporations Sections 347 to 350,799 to 801.


  NRS 92A.300 DEFINITIONS. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.


  (Added to NRS by 1995, 2086)


  NRS 92A.305 "BENEFICIAL STOCKHOLDER" DEFINED. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.


  (Added to NRS by 1995, 2087)


  NRS 92A.310 "CORPORATE ACTION" DEFINED. "Corporate action" means the action of a domestic corporation.


  (Added to NRS by 1995, 2087)


  NRS 92A.315 "DISSENTER" DEFINED. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.410 to 92A.480, inclusive.

  (Added to NRS by 1995, 2087)


  NRS 92A.320 "FAIR VALUE" DEFINED. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

  (Added to NRS by 1995, 2087)


  NEVADA CASES.


  DEFINITION.  TERM "fair cash value"  (now "fair  value") as used in former NRS
  78.510 (cf. NRS 92A.320 and 92A.380), relating to payment to dissident former shareholders of merged corporation, meant intrinsic value of dissenting shareholders' interests determined from assets and liabilities of corporation considered in light of every factor bearing on value. Southdown, Inc. v. McGinnis, 89Nev. 184, 510P.2d 636(1973)


  NRS 92A.325 "STOCKHOLDER" DEFINED. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

  (Added to NRS by 1995, 2087)

  NRS 92A.330 "STOCKHOLDER OF RECORD" DEFINED. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

  (Added to NRS by 1995, 2087)


  NRS 92A.335 "SUBJECT CORPORATION" DEFINED. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

   (Added to NRS by 1995, 2087)


  NRS 92A.340 COMPUTATION OF INTEREST. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.


  (Added to NRS by 1995, 2087)


  NRS 92A.350 RIGHTS OF DISSENTING PARTNER OF DOMESTIC LIMITED PARTNERSHIP. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.


  (Added to NRS by 1995, 2088)


  NRS 92A.360 RIGHTS OF DISSENTING MEMBER OF DOMESTIC LIMITED- LIABILITY COMPANY. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.


  (Added to NRS by 1995, 2088)


  NRS 92A.370 RIGHTS OF DISSENTING MEMBER OF DOMESTIC NONPROFIT CORPORATION.


  1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.


  2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.


  (Added to NRS by 1995, 2088)

  NRS 92A.380 RIGHT OF STOCKHOLDER TO DISSENT FROM CERTAIN CORPORATE ACTIONS AND TO OBTAIN PAYMENT FOR SHARES.


  1. Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:


  (a) Consummation of a plan of merger to which the domestic corporation is a party:


  (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or


  (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A. 180.


  (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.


  (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.


  2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.


  (Added to NRS by 1995, 2087)


  WEST PUBLISHING CO.


  Corporations 182.4(5).


  WESTLAW Topic No.101.


  C.J.S.    Corporations Sections 348, 350.


  NEVADA CASES.


  DEFINITION.  TERM "FAIR CASH VALUE"  (NOW "FAIR  VALUE") as used in former NRS
  78.510 (cf. NR5 92A.320 and 92A.380), relating to payment to dissident former shareholders of merged corporation, meant intrinsic value of dissenting shareholders' interests determined from assets and liabilities of corporation considered in light of every factor bearing on value. Southdown, Inc. v. McGinnis, 89 Nev. 184, 510 P.2d 636 (1973)


  FEDERAL AND OTHER CASES.


  ADEQUATE REMEDY AT LAW FOR DISSENTING STOCKHOLDERS. STOCKHOLDERS in Nevada corporation who opposed merger with another corporation could not invoke equity powers of federal courts to block merger, in absence of fraud, because they had adequate remedy at law under NCL Section 1640 (CF. NRS 92A.380) which provides that dissenting stockholder may demand and receive "the fair cash value of his shares." Skelly v. Dockweiler, 75 F. Supp. 11 (S.D. CAL. 1947)


  NRS 92A.390 LIMITATIONS ON RIGHT OF DISSENT: STOCKHOLDERS OF CERTAIN CLASSES OR SERIES; ACTION OF STOCKHOLDERS NOT REQUIRED FOR PLAN OF MERGER.

  1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:


  (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or


  (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:


  (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:


  (I) The surviving or acquiring entity; or


  (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

  (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).


  2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A. 130.


   (Added to NRS by 1995, 2088)


  WEST PUBLISHING CO.


  Corporations 584.


  WESTLAW Topic No.101.


  C.J.S.    CORPORATIONS Sections 799 TO 801.


  NRS 92A.400 LIMITATIONS ON RIGHT OF DISSENT: ASSERTION AS TO PORTIONS ONLY TO SHARES REGISTERED TO STOCKHOLDER; ASSERTION BY BENEFICIAL STOCKHOLDER.


  1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.


  2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:


  (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and


  (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

  (Added to NRS by 1995, 2089)

  NRS 92A.410 NOTIFICATION OF STOCKHOLDERS REGARDING RIGHT OF DISSENT.


  1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.


  2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.


   (Added to NRS by 1995, 2089; A 1997, 730)


  NRS 92A.420 PREREQUISITES TO DEMAND FOR PAYMENT FOR SHARES.


  1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:


  (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and


  (b) Must not vote his shares in favor of the proposed action.


  2. A stockholder who does not satisfy the requirements of subsection 1 is not entitled to payment for his shares under this chapter.


  (Added to NRS by 1995, 2089)



  NRS 92A.430 DISSENTER'S NOTICE: DELIVERY TO STOCKHOLDERS ENTITLED TO ASSERT RIGHTS; CONTENTS.


  1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.


  2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:


  (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;


  (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;


  (c) Supply a form for demanding payment that includes the date of the f'ffst announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;


  (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

  (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.


  (Added to NRS by 1995, 2089)


  NRS 92A.440 DEMAND FOR PAYMENT AND DEPOSIT OF CERTIFICATES; RETENTION OF RIGHTS OF STOCKHOLDER.


  1. A stockholder to whom a dissenter's notice is sent must:


  (a) Demand payment;


  (b) Certify whether he acquired beneficial  ownership of the shares before the
  date   required  to  be  set  forth  in  the   dissenter's   notice  for  this
  certification; and


  (c) Deposit his certificates, if any, in accordance with the terms of the notice.


  2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.


  3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.


  (Added to NRS by 1995, 2090; A 1997, 730)


  NEVADA CASES.




  DISSIDENT STOCKHOLDERS ENTITLED TO PREJUDGMENT INTEREST FROM DATE OF DEMAND. IN PROCEEDING PURSUANT TO former NRS 78.510 (cf. NRS 92A.490) by dissident former shareholders of merged Nevada CORPORATION TO RECOVER fair cash value of their shares, former shareholders were entitled to recover prejudgment interest on fair cash value from date of demand for payment because, under former NRS 78.515 (cf. NRS 92A.440), they ceased to be shareholders and became creditors on date of demand and, as creditors, were entitled to interest under NRS 99.040. Fact that amount due had not yet been judicially determined was immaterial. Southdown, Inc. v. McGinnis, 89 Nev. 184, 510 P.2d 636(1973), cited, Tolotti v. Eikelberger, 90 Nev. 466, at 468,530 P.2d 106 (1974), Lake Tahoe Sailboat Sales & Charter, Inc. v. Douglas County, 562 F. Supp. 523 (D. Nev. 1983)


  NRS 92A.450 UNCERTIFICATED SHARES: AUTHORITY TO RESTRICT TRANSFER AFTER DEMAND FOR PAYMENT; RETENTION OF RIGHTS OF STOCKHOLDER.


  1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.


  2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

  (Added to NRS by 1995, 2090)


  NRS 92A.460 PAYMENT FOR SHARES: GENERAL REQUIREMENTS.

  1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:


  (a) Of the county where the corporation's registered office is located; or


  (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.


  2. The payment must be accompanied by:


  (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;


  (b) A statement of the subject corporation's estimate of the fair value of the shares;


  (c) An explanation of how the interest was calculated;


  (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and


  (e) A copy of NRS 92A.300 to 92A.500, inclusive.


  (Added to NRS by 1995, 2090)


  NRS 92A.470 PAYMENT FOR SHARES: SHARES ACQUIRED ON OR AFTER DATE OF DISSENTER'S NOTICE.


  1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.


  2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.


  (Added to NRS by 1995, 2091)


  NRS 92A.480 DISSENTER'S ESTIMATE OF FAIR VALUE: NOTIFICATION OF SUBJECT CORPORATION; DEMAND FOR PAYMENT OF ESTIMATE.


  I. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

  2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.


  (Added to NRS by 1995, 2091)


  NRS 92A.490 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: DUTIES OF SUBJECT CORPORATION; POWERS OF COURT; RIGHTS OF DISSENTER.


  1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60- day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.


  2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.


  3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.


  4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.


  5. Each dissenter who is made a party to the proceeding is entitled to a judgment:


  (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or


  (b) For the fair value, plus accrued interest, of his after- acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.


  (Added to NRS by 1995, 2091)


  WEST PUBLISHING CO.


  Corporations  182.4(6).


  WESTLAW Topic No.101.


  C.J.S.    Corporations Sections 349, 350.





  NEVADA CASES.


  FINDINGS OF APPRAISERS NOT DISTURBED UNLESS CLEARLY WRONG. ON APPEAL FROM judgment confirming appraisal of stock of merged corporation in proceeding under former NRS 78.510 (cf. NRS 92A.490) by dissident former shareholders to recover value of their shares, findings of appraisers would not be disturbed unless clearly wrong. Southdown, Inc. v. McGinnis, 89 Nev. 184,510 P.2d 636(1973)


  DISSIDENT STOCKHOLDERS ENTITLED TO PREJUDGMENT INTEREST FROM DATE OF DEMAND. IN proceeding pursuant to former NRS 78.510 (cf. NRS 92A.490) by dissident former shareholders of merged Nevada corporation to recover fair cash value of their shares, former shareholders were entitled to recover prejudgment interest on fair cash value from date of demand for payment because, under former NRS 78.515 (cf. NRS 92A.440), they ceased to be shareholders and became creditors on date of demand and, as creditors, were entitled to interest under NRS 99.040. Fact that amount due had not yet been judicially determined was immaterial. Southdown, Inc. v. McGinnis, 89 Nev. 184, 510 P.2d 636 (1973), cited, Tolotti v. Eikelberger, 90 Nev. 466, at 468, 530 P.2d 106 (1974), Lake Tahoe Sailboat Sales & Charter, Inc. v. Douglas County, 562 F. Supp. 523 (D. Nov. 1983)


  NRS 92A.500 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: ASSESSMENT OF COSTS AND FEES.


  1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.


  2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:


  (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or


  (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.


  3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.


  4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.


  5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.


  (Added to NRS by 1995, 2092)